EXHIBIT 10.5
COSI, INC.
FRANCHISE AGREEMENT

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EXHIBIT A – DATA SHEET
EXHIBIT B – ADA CERTIFICATION
EXHIBIT C – LIST OF FRANCHISEE’S PRINCIPALS
EXHIBIT D – AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS
EXHIBIT E – GUARANTY
EXHIBIT F – CONFIDENTIALITY AND NON-COMPETE AGREEMENTS

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FRANCHISE AGREEMENT
     THIS FRANCHISE AGREEMENT (the “Agreement”) is made and entered into on this                      day of                                         , 200       (the “Effective Date”), by and between:
♦	Cosi, Inc, a Delaware corporation whose principal place of business is 1751 Lake Cook Road, 6th Floor, Deerfield, Illinois 60015 (“Franchisor”); and

♦	a [resident of] [corporation organized in] [limited liability company organized in] [select one], having offices at (“Franchisee”).
BACKGROUND:
     A. Franchisor owns a format and system (the “System”) relating to the establishment and operation of fast casual restaurants, which operate at retail locations that display Franchisor’s interior and exterior trade dress and feature and operate under the Proprietary Marks (as defined below) (each a “Cosi Restaurant”). Cosi Restaurants are designed using Franchisor’s interior trade dress to be welcoming and comfortable for customers, and offer menus specializing in Franchisor’s signature flatbread, sandwiches, soups, salads, gourmet coffee and specialty beverages and food items using Franchisor’s proprietary recipes, formulae and techniques (“Proprietary Products”), as well as other non-proprietary food, beverage, and other compatible items designated by Franchisor from time to time (collectively, “Products”).
     B. The distinguishing characteristics of the System include distinctive exterior and interior design, decor, color schemes, fixtures, and furnishings; recipes, standards and specifications for products, equipment, materials, and supplies; uniform standards, specifications, and procedures for operations; purchasing and sourcing procedures; procedures for inventory and management control; training and assistance; and marketing and promotional programs; all of which may be changed, improved, and further developed by Franchisor from time to time.
     C. The System is identified by means of certain trade names, service marks, trademarks, logos, emblems, and indicia of origin as are now designated and may hereafter be designated by Franchisor in writing for use in connection with the System including the mark “Cosi” and other marks (the “Proprietary Marks”).
     D. Franchisee desires to enter into the business of operating a restaurant as a Cosi Restaurant under the System and using the Proprietary Marks, and wishes to enter into this agreement with Franchisor for that purpose, and to receive the training and other assistance provided by Franchisor in connection therewith.
     E. Franchisee understands and acknowledges the importance of the high standards of Franchisor for quality, cleanliness, appearance, and service and the necessity of operating the business franchised hereunder in conformity with the standards and specifications of Franchisor.
     NOW, THEREFORE, the parties agree as follows:
GRANT
     Grant and Acceptance. Franchisor grants to Franchisee the right, and Franchisee hereby undertakes the obligation, upon the terms and conditions set forth in this Agreement to: (a) establish and operate a Cosi Restaurant (the “Franchised Restaurant”), (b) use, only in connection therewith, the Proprietary Marks and the System, as they may be changed, improved, or further developed from time to time by Franchisor; and (c) operate the Franchised Restaurant only at the Approved Location (as defined in Section 1.2 below) in accordance with this Agreement.
     Approved Location. Franchisee shall develop and operate the Franchised Restaurant only at the site specified in Exhibit A to this Agreement as the “Approved Location” (which shall have been identified pursuant to a Site Selection Agreement between Franchisor and Franchisee, unless Franchisee possessed such site at the time Franchisee applied to Franchisor for franchise rights for the Franchised Restaurant). Franchisee shall not relocate the Franchised Restaurant without Franchisor’s prior written consent and/or otherwise in writing by Franchisor, as provided in Section 8.19 below.
     Limit on Sales. Franchisee’s rights hereunder shall be limited to offering and selling Products at the Franchised Restaurant, and only to retail customers of the Franchised Restaurant for (a) customer consumption on the premises of the Franchised Restaurant at the Approved Location (the “Premises”); and (b) for customer carry-out consumption of Products sold at the Franchised Restaurant; provided that all such activities shall be conducted only in accordance with the requirements of this Agreement and the procedures set forth in the Manuals (as defined in Section 10 below) and all applicable laws. Franchisee may apply in writing for Franchisor’s approval to engage in off-Premises delivery or off-Premises catering activities, and if approved by Franchisor, Franchisee may engage in such activities pursuant to such programs, policies terms, and conditions as Franchisor may establish from time to time. Franchisee shall not, without the prior written approval of Franchisor, engage in any other type of sale of, or offer to sell, or distribution of Products, including, but not limited to: selling, distributing or otherwise providing, any Products to third parties at wholesale, or for resale or distribution by any third party; and selling, distributing or otherwise providing any Products through catalogs, mail order, toll free numbers for delivery, or electronic means (e.g., the Internet).
     Territory and Reserved Rights. Except as otherwise provided in this Agreement, during the term of this Agreement, Franchisor shall not establish or operate, nor license any other person to establish or operate, a Cosi Restaurant at any location within the territory specified in Exhibit A (the “Territory”). Franchisor retains the rights, among others, on any terms and conditions Franchisor deems advisable, and without granting Franchisee any rights therein:
          To own, acquire, establish, and/or operate and license others to establish and operate, Cosi Restaurants under the System at any location outside the Territory notwithstanding their proximity to the Territory or the Approved Location or their actual or threatened impact on sales of the Franchised Restaurant;
          To own, acquire, establish and/or operate and license others to establish and operate, non-restaurant businesses under the Proprietary Marks, at any location within or outside the Territory.
          To own, acquire, establish and/or operate, and license others to establish and operate, businesses under proprietary marks other than the Proprietary Marks, whether such businesses are similar or different from the Franchised Restaurant, at any location within or outside the Territory notwithstanding their proximity to the Territory or the Approved Location or their actual or threatened impact on sales of the Franchised Restaurant;
          To own, acquire, establish, and/or operate and license others to establish and operate, Cosi Restaurants under the Proprietary Marks at Institutional Accounts (as defined below) at any location within or outside the Territory. As used in this Agreement, “Institutional Accounts” shall mean outlets that serve primarily the customers located within the facility, such as captive audience facilities (examples include, but are not limited to, parks charging admission, stadiums, amusement parks and centers, theaters and art centers), limited purpose facilities (examples include, but are not limited to, airports, transportation centers, department stores, in-door shopping centers, business and industrial complexes, museums, educational facilities, hospitals, art centers, and recreational parks), limited access facilities (examples include, but are not limited to, military complexes, buyer club businesses, educational facilities, business and industrial complexes), and other types of institutional accounts.
          To sell and to distribute, directly or indirectly, or to license others to sell and to distribute, directly or indirectly, any products (including the Products) through grocery or convenience stores or through outlets that are primarily retail in nature, or through mail order, toll free numbers, or the Internet, including those products bearing Franchisor’s Proprietary Marks provided that distribution within the Territory shall not be from a Cosi Restaurant established under the System that is operated from within the Territory (except from a Cosi Restaurant at an Institutional Account);
          To (i) acquire one or more retail businesses that are the same as, or similar to, Cosi Restaurants then operating under the System (each an “Acquired Business”), which may be at any location within or outside the Territory notwithstanding their proximity to the Territory or the Approved Location or their actual or threatened impact on sales of the Franchised Restaurant, and to (ii) operate and/or license others to operate any Acquired Business under its existing name or as a Cosi Restaurant under the System, subject to the following conditions that apply to each Acquired Business located within the Territory:
               Except as provided in Section 1.4.6.2 below, and provided that Franchisee is in compliance with this Agreement and any other agreement with Franchisor, Franchisor shall offer to Franchisee the option to purchase and operate, as a Cosi Restaurant, an Acquired Business that is purchased by Franchisor for operation by Franchisor or its affiliates. Franchisor shall provide Franchisee with written notice of Franchisor’s purchase of the Acquired Business(es), the terms and conditions applicable to the Franchisee’s option to purchase such Acquired Business(es), and such other information that Franchisor deems necessary to include in the notice. The terms and conditions offered to Franchisee shall include, without limitation, the following: (a) the purchase price will be based on Franchisor’s purchase price for such Acquired Business, and if the Acquired Business was part of an Acquired System (as defined below in Section 1.4.6.2), then Franchisee’s purchase price for such Acquired Business shall be determined using a ratio equal to the sales during the prior year of such Acquired Business as compared to the total sales in such prior year of all Acquired Businesses purchased by Franchisor in the same transaction; and (b) the requirement that Franchisee enter into Franchisor’s then-current form of System franchise agreement for the Acquired Business. If Franchisee does not elect to purchase, or fails to complete the purchase of, an Acquired Business, Franchisor shall have the right to operate itself, or through its affiliates or third party licensees or franchisees, the Acquired Business under any trade name or trademarks including the Proprietary Marks.
               If an Acquired Business is part of a system of retail businesses that Franchisor acquires (an “Acquired System”), Franchisee shall have no right to purchase, and Franchisor shall not be obligated to offer Franchisee any option to purchase, any Acquired Business that is operated by a licensee or franchisee under the Acquired System. Franchisor may license such unit to be operated under any trade name or trademarks including the Proprietary Marks, and may also license to the licensee or franchisee additional units of the Acquired System that the licensee or franchisee has the right to develop and operate within the Territory.
TERM AND RENEWAL
     Initial Term. This Agreement shall be in effect upon its acceptance and execution by Franchisor and, except as otherwise provided herein, this Agreement shall expire ten (10) years from the Effective Date.
     Renewal. Franchisee may apply to operate the Franchised Restaurant for two (2) additional consecutive terms of five (5) years each if the following conditions are met prior to each renewal:
          Franchisee shall give Franchisor written notice of Franchisee’s election to renew at least six (6) months, but not more than twelve (12) months, prior to the end of the term of this Agreement;
          Franchisee shall not have any past due monetary obligations or other outstanding obligations to Franchisor and its affiliates, the approved suppliers of the System, or the lessor of the Premises;
          Franchisee shall not be in default of any provision of this Agreement, or successor hereto, or any other agreement between Franchisee and Franchisor or its affiliates, the approved suppliers of the System, or the lessor of the Premises; and Franchisee shall have substantially complied with all the terms and conditions of such agreements during the terms thereof;
          Franchisee and Franchisor shall execute a mutual general release, in a form prescribed by Franchisor, of any and all claims against Franchisor and its affiliates, and their respective officers, directors, agents, and employees;
          Franchisee shall execute the then-current form of franchise agreement offered by Franchisor, which shall supersede this Agreement in all respects, and the terms of which may differ from the terms of this Agreement including requirements to pay additional and/or higher fees, except that Franchisee shall not be required to pay any initial franchise fee;
          Franchisee shall comply with the then-current qualification and training requirements of Franchisor;
          Franchisee shall make or provide for, in a manner satisfactory to Franchisor, such renovation and modernization of the Premises as Franchisor may reasonably require, including installation of new equipment and renovation of signs, furnishings, fixtures, and decor to reflect the then-current standards and image of the System;
          Franchisee shall present evidence satisfactory to Franchisor that Franchisee has the right to remain in possession of the Premises (or such other location acceptable to Franchisor) for the duration of the renewal term;

          Franchisee shall not be required to pay an initial franchise fee, and instead shall pay Franchisor a renewal fee equal to Seven Thousand Five Hundred Dollars ($7,500).
          Franchisee, at the time of renewal, satisfies Franchisor’s standards of financial responsibility and, if requested by Franchisor, Franchisee demonstrates to Franchisor that Franchisee has sufficient financial resources and means to continue to operate the Franchised Restaurant during the renewal term.
DUTIES OF FRANCHISOR
     Franchisor’s Prototype Plans. Franchisor shall make available, at no charge to Franchisee, prototype design plans and specifications for the construction of a Cosi Restaurant and for the exterior and interior design and layout, fixtures, furnishings, equipment, and signs. Franchisee acknowledges that such standard design plans and specifications shall not contain the requirements of any federal, state or local law, code or regulation (including without limitation those concerning the Americans with Disabilities Act (the “ADA”) or similar rules governing public accommodations or commercial facilities for persons with disabilities), nor shall such plans contain the requirements of, or be used for, construction drawings or other documentation necessary to obtain permits or authorization to build a specific Cosi Restaurant, compliance with all of which shall be Franchisee’s responsibility and at Franchisee’s expense. Franchisee understands and acknowledges that Franchisor has the right to modify the prototype design plans and specifications, and develop additional prototype design plans and specifications, as Franchisor deems appropriate from time to time (however Franchisor will not modify the prototype plans and specifications for the Franchised Restaurant developed pursuant to this Agreement once those prototype architectural plans and specifications have been given to Franchisee). Franchisee shall adapt the standard plans to the Franchised Restaurant’s location, as provided in Section 5.1 hereof, subject to Franchisor’s approval.
     Initial Training. Franchisor shall provide its initial training for operators and managers (“Initial Training”), as described in Section 6 of this Agreement, for up to four (4) trainees (unless this Agreement is for the third or subsequent Cosi Restaurant being developed pursuant to a Cosi Area Development Agreement between Franchisor and Franchisee (or an affiliate of Franchisee), in which event the terms set forth in Section 6.1.3 below shall apply with respect to the pre-opening training of Franchisee, the Designated Principal and any General Manager). Franchisor shall also provide such ongoing training as it may, from time to time, deem appropriate.
     Opening Training. Franchisor will furnish to Franchisee, at Franchisee’s premises and at Franchisor’s expense, one (1) or more of Franchisor’s representatives for the purpose of facilitating the opening of the Franchised Restaurant. During this training, such representative will also assist Franchisee in establishing and standardizing procedures and techniques essential to the operation of a Cosi Restaurant and shall assist in training personnel; however, Franchisee acknowledges that Franchisor shall not be responsible for training or offering guidance with respect to compliance with any laws, ordinances or other legal matters. Prior to the arrival of Franchisor’s representative(s), Franchisee shall have completed all training of Franchisee’s initial staff of employees for the Franchised Restaurant, as shall be necessary for Franchisee to comply with its staffing obligations under Section 8.4 below. Should Franchisee request additional assistance from Franchisor in order to facilitate the opening of the Franchised Restaurant, and should Franchisor deem it necessary and appropriate to comply with the request, Franchisee shall pay Franchisor’s per diem charges and Franchisor’s out of pocket expenses in providing such additional assistance as set forth from time to time in the Manuals.
     Loan of Manuals. Franchisor shall provide Franchisee, on loan, copies of the Franchisor’s confidential operations manuals and other manuals, instructional materials, and written policies and correspondence (collectively, the “Manuals”), as more fully described in Section 10 hereof.
     Advertising Programs and Materials. Franchisor shall review and shall have the right to approve or disapprove all advertising and promotional materials that Franchisee proposes to use, pursuant to Section 13 below. Franchisor shall administer the System or Market Ad Funds, if such funds exist or are created, in the manner set forth in Section 13 below.
     Grand Opening Advertising. Franchisor shall assist Franchisee in developing and conducting the Grand Opening Advertising Program (as described in Section 13.6 below), which program shall be conducted at Franchisee’s expense.
     Guidance. Franchisor may provide periodic advice or offer guidance to Franchisee in the marketing, management, and operation of the Franchised Restaurant as Franchisor determines at the time(s) and in the manner determined by Franchisor.
     Inspections. Franchisor shall conduct, as it deems advisable, inspections of the operation of the Franchised Restaurant by Franchisee.

     List of Suppliers. Franchisor shall, in the Manuals (or otherwise in writing as determined by Franchisor), provide Franchisee with a list of suppliers designated and/or approved by Franchisor to supply Products, equipment, signage, materials and services to franchisees in the System.
     Delegation. Franchisee acknowledges and agrees that any duty or obligation imposed on Franchisor by this Agreement may be performed by any distributor, designee, employee, or agent of Franchisor, as Franchisor may direct.
     Fulfillment of Obligations. In fulfilling its obligations pursuant to this Agreement, and in conducting any activities or exercising any rights pursuant to this Agreement, Franchisor (and its affiliates) shall have the right: (i) to take into account, as it sees fit, the effect on, and the interests of, other franchised businesses and systems and in which Franchisor has an interest and on Franchisor’s (and its affiliates’) own activities; (ii) to share market and product research, and other proprietary and non-proprietary business information, with other franchised businesses and systems in which Franchisor (or its affiliates) has an interest, or with Franchisor’s affiliates; (iii) to introduce proprietary and non-proprietary items or operational equipment used by the System into other franchised systems in which Franchisor has an interest; and/or (iv) to allocate resources and new developments between and among systems, and/or Franchisor’s affiliates, as Franchisor sees fit. Franchisee understands and agrees that all of Franchisor’s obligations under this Agreement are subject to this Section 3.11, and that nothing in this Section 3.11 shall in any way affect Franchisee’s obligations under this Agreement.
FEES
     Franchise Fee. The initial franchise fee shall be the amount specified in Exhibit A (the “Franchise Fee”), which is paid as specified in Exhibit A in consideration of the franchise granted herein. The Franchise Fee (as reflected in Exhibit A) shall be Forty Thousand Dollars ($40,000), unless Franchisee (or an affiliate of Franchisee) is an existing franchisee under the System and is operating another Cosi Restaurant as of the Effective Date, in which event the initial franchise fee shall be Thirty Five Thousand Dollars ($35,000). The Franchise Fee shall be paid in full upon the execution of this Agreement (net either (if applicable): (i) the Site Selection Fee (if any) that Franchisee previously paid to Franchisor if Franchisee entered into a Cosi Site Selection Agreement with Franchisor relating to the Franchised Restaurant, or (ii) the development credit, if any, that may be applied from the remaining portion (if any) of the Area Development Fees that Franchisee previously paid to Franchisor if Franchisee signed a separate Cosi Area Development Agreement with Franchisor relating to the Franchised Restaurant).
     Refundability. Payment of the Franchise Fee shall be non-refundable in consideration of administrative and other expenses incurred by Franchisor in granting this franchise and for Franchisor’s lost or deferred opportunity to franchise others.
     Royalty Fees. For each Week during the term of this Agreement, Franchisee shall: (a) pay Franchisor a continuing royalty fee in an amount equal to five percent (5%) of the Net Sales of the Franchised Restaurant (“Royalty Fees”); and (b) report to Franchisor, in the manner specified by Franchisor its Net Sales (a “Sales Report”). As used in this Agreement, the following terms shall apply:
          The term “Week” means the period starting with the commencement of business on Tuesday and concluding at the close of business on the following Monday (or, if the Franchised Restaurant is not open on a Monday, the immediately preceding business day); however, Franchisor shall have the right to designate in writing any other period of not less than seven days to constitute a “Week” under this Agreement.
          The term “Net Sales” means all revenue from the sale of all Products and all other income of every kind and nature related to, derived from, or originating from the Franchised Restaurant, whether at retail or wholesale (whether such sales are permitted or not), whether for cash, check, or credit, and regardless of collection in the case of check or credit; provided, however, that “Net Sales” excludes any customer refunds, coupon sales, sales taxes, and/or other taxes collected from customers by Franchisee and actually transmitted to the appropriate taxing authorities.
          If a state or local law in which the Franchised Restaurant is located prohibits or restricts in any way Franchisee’s ability to pay and Franchisor’s ability to collect Royalty Fees or other amounts based on Net Sales derived from the sale of alcoholic beverages at the Franchised Restaurant then Franchisor and Franchisee shall increase the percentage rate for calculating Royalty Fees, and change the definition of Net Sales to exclude sales of alcoholic beverages, in a manner such that the Royalty Fees to be paid by Franchisee, and received by Franchisor, shall be equal to such amounts as Franchisee would have been required to pay, and Franchisor would have received, if sales from alcoholic beverages were included from Net Sales.
     Advertising Contributions. Franchisee shall make weekly advertising contributions for marketing and promotion as Franchisor may direct pursuant to Section 13.1 based on the Net Sales of the Franchised Restaurant.

     When Payments Due. All payments required by Sections 4.3 and 4.4 above based on the Net Sales for the preceding Week, and the Sales Report required by Section 4.3 for the Net Sales for the preceding Week, shall be paid and submitted so as to be received by Franchisor by the third (3rd) business day after the close of each Week. Franchisee shall deliver to Franchisor any and all reports, statements and/or other information required under Section 12.2 below, at the time and in the format reasonably requested by Franchisor. Franchisee shall establish an arrangement for electronic funds transfer or deposit of any payments required under this Section. Franchisee shall execute Franchisor’s current form of “Authorization Agreement for Prearranged Payments (Direct Debits),” a copy of which is attached to this Agreement as Exhibit D, and Franchisee shall comply the payment and reporting procedures specified by Franchisor in the Manual. Franchisee expressly acknowledges and agrees that Franchisee’s obligations for the full and timely payment of Royalty Fees and Advertising Contributions (and all other amounts provided for in this Agreement) shall be absolute, unconditional, fully earned, and due upon Franchisee’s generation and receipt of Net Sales. Franchisee shall not for any reason delay or withhold the payment of all or any part of those or any other payments due hereunder, put the same in escrow or set-off same against any claims or alleged claims Franchisee may allege against Franchisor, the System Ad Fund, the Market Ad Fund or others. Franchisee shall not, on grounds of any alleged non-performance by Franchisor or others, withhold payment of any fee, including without limitation Royalty Fees or advertising contributions, nor withhold or delay submission of any reports due hereunder including but not limited to Sales Reports.
     Designated Accountants and Fees. If required by Franchisor, Franchisee shall use a certified public accountant service designated or approved by Franchisor for bookkeeping and financial records management. Franchisee shall pay such service provider or Franchisor, as directed by Franchisor, a fee for these services for each month in such reasonable amount as the service provider or Franchisor may periodically designate.
     Additional Payments. Franchisee shall pay to Franchisor, within fifteen (15) days of any written request by Franchisor which is accompanied by reasonable substantiating material, any monies which Franchisor has paid, or has become obligated to pay, on behalf of Franchisee, by consent or otherwise under this Agreement.
     Overdue Payments and Reports. Any payment, contribution, statement, or report not actually received by Franchisor on or before such date shall be overdue. If any contribution or payment is overdue, Franchisee shall pay Franchisor immediately upon demand, in addition to the overdue amount: (i) a late payment fee in an amount equal to five percent (5%) of the overdue amount, and (ii) interest on the overdue amount from the date it was due until paid, at the rate of one and one-half percent (1.5%) per month, or the maximum rate permitted by law, whichever is less. Entitlement to such interest shall be in addition to any other remedies Franchisor may have.
     No Subordination. Franchisee shall not subordinate to any other obligation its obligation to pay Franchisor the royalties and/or any other fee or charge payable to Franchisor, whether under this Agreement or otherwise.
SITE, CONSTRUCTION AND OPENING OF BUSINESS
     Preparing a Location. Before commencing any construction of the Franchised Restaurant, Franchisee, at its expense, shall comply, to Franchisor’s satisfaction, with all of the following requirements:
          Franchisee shall employ a qualified, licensed architect or engineer who has been approved or designated (as described below) by Franchisor to prepare, subject to Franchisor’s approval, preliminary plans and specifications for site improvement and/or construction of the Franchised Restaurant based upon prototype plans and/or specifications furnished by Franchisor, as described in Section 3.1 above. Franchisor shall have the right to designate one or more suppliers of design services and/or architecture services to supply such services to the System. If Franchisor designates a design firm and/or architecture firm prior to the time Franchisee commences to develop the Franchised Restaurant, Franchisee shall employ such designated supplier(s) to prepare all designs and plans for the Franchised Restaurant, unless Franchisee obtains Franchisor’s prior written approval to use an alternative professional. If Franchisor has not designated a design firm or architecture firm, Franchisee shall be responsible for locating and employing a qualified design consultant and architect who is/are licensed in the jurisdiction in which the Franchised Restaurant will be located, and who is reputable and experienced in providing design and architecture services. Franchisee shall be solely responsible for payments for all design and architecture services. Franchisee acknowledges and agrees that Franchisor shall not be liable for the unsatisfactory performance of any contractor retained by Franchisee.
          Franchisee shall comply with all federal, state and local laws, codes and regulations, including the applicable provisions of the ADA regarding the construction, design and operation of the Franchised Restaurant. In the event Franchisee receives any complaint, claim, other notice alleging a failure to comply with the ADA, Franchisee shall provide Franchisor with a copy of such notice within five days after receipt thereof.
          Franchisee shall be responsible for obtaining all zoning classifications and clearances that may be required by state or local laws, ordinances, or regulations or that may be necessary or advisable owing to any restrictive covenants relating to the Approved Location. After having obtained such approvals and clearances, Franchisee shall submit to Franchisor, for Franchisor’s approval, final plans for construction based upon the preliminary plans and specifications. Franchisor’s review and approval of plans shall be limited to review of such plans to assess compliance with Franchisor’s design standards for Cosi Restaurants, including such items as trade dress, presentation of Proprietary Marks, and the providing to the potential customer of certain products and services that are central to the functioning of Cosi Restaurants. Such review is not designed to assess compliance with federal, state or local laws and regulations, including the ADA, as compliance with such laws is the sole responsibility of Franchisee. Once approved by Franchisor, such final plans shall not thereafter be changed or modified without the prior written permission of Franchisor. Any such change made without Franchisor’s prior written permission shall constitute a default and Franchisor may withhold its authorization to open the Franchised Restaurant until the unauthorized change is rectified (or reversed) to Franchisor’s reasonable satisfaction. Prior to opening the Franchised Restaurant and prior to renovating the Franchised Restaurant after its initial opening, Franchisee shall execute an ADA Certification in the form attached to this Agreement as Exhibit B that certifies in writing to Franchisor that the Franchised Restaurant and any proposed renovations comply with the ADA.
          Franchisee shall obtain all permits and certifications required for the lawful construction and operation of the Franchised Restaurant and shall certify in writing to Franchisor that all such permits and certifications have been obtained.
          Franchisee shall employ a qualified licensed general contractor who is acceptable to Franchisor to construct the Franchised Restaurant and to complete all improvements. Franchisee shall obtain and maintain in force during the entire period of construction the insurance required under Section 14 below.
          Throughout the construction process, Franchisee shall comply with Franchisor’s requirements and procedures for periodic inspections of the Premises, and shall fully cooperate with Franchisor’s representatives in such inspections by rendering such assistance as they may reasonably request.
     Opening Date. Unless delayed by the occurrence of events constituting “force majeure” as defined in Section 5.3 below, Franchisee shall construct, furnish, and open the Franchised Restaurant in accordance with this Agreement and shall open the Franchised Restaurant not later than six (6) months after the Effective Date after the Approved Location is identified. Time is of the essence. Franchisee shall provide Franchisor with written notice of its specific intended opening date and Franchisee’s request for Franchisor’s approval to open on such date, by no later than thirty (30) days prior to such intended opening date. Additionally, Franchisee shall comply with all other of Franchisor’s pre-opening requirements, conditions and procedures (including, without limitation, those regarding pre-opening scheduling and communications), as set forth in this Agreement, the Manuals, and/or elsewhere in writing by Franchisor, Franchise and shall obtain Franchisor’s written approval prior to opening the Franchised Restaurant.
     Force Majeure. As used in this Agreement, “force majeure” means an act of God, war, civil disturbance, act of terrorism, government action, fire, flood, accident, hurricane, earthquake, or other calamity, strike or other labor dispute, or any other cause beyond the reasonable control of Franchisee; provided, however, force majeure shall not include Franchisee’s lack of adequate financing.
TRAINING
     Initial Training and Attendees. Before opening the Franchised Restaurant, Franchisee shall have satisfied all initial training obligations required by Franchisor, which are as follows:
          Franchisee (or, if Franchisee is other than an individual, the Designated Principal (defined in Section 8.3 below)), and, if applicable, the General Manager and up to two (2) additional persons as Franchisor may require, shall attend and successfully complete, to Franchisor’s satisfaction, the initial training program offered by Franchisor at a location designated by Franchisor (unless this Agreement is for the third or subsequent Cosi Restaurant being developed pursuant to a Cosi Area Development Agreement between Franchisor and Franchisee (or an affiliate of Franchisee), in which event the requirements set forth in Section 6.1.3 below shall apply with respect to the pre-opening training of Franchisee, the Designated Principal and any General Manager). If any required attendee does not satisfactorily complete such training, Franchisor may require that a replacement person attend and successfully complete, to Franchisor’s satisfaction, the initial training program.
          If Franchisee is other than an individual, Franchisor may require (in addition to the training of the Designated Principal and General Manager) that any or all owners of beneficial interests in Franchisee (each a “Principal”), who are individuals and own at least a ten percent (10%) beneficial interests in Franchisee, attend and successfully complete, to Franchisor’s satisfaction, such portions of the initial training program as determined by Franchisor appropriate for Principals not involved in the day-to-day operations of the Franchised Restaurant.

          If this Agreement is for the third or subsequent Cosi Restaurant being developed pursuant to a Cosi Area Development Agreement between Franchisor and Franchisee (or an affiliate of Franchisee), then Franchisee shall be responsible for the conducting the initial training of its Designated Principal, its General Manager (if applicable), and any other managerial personnel, in accordance with the requirements and conditions as Franchisor may from time to time establish for such training. Franchisor’s requirements for initial training by Franchisee shall be set forth in the Manuals or other written materials and shall include, but are not limited to, the requirement that all such training activities be conducted: (a) by the Principals or personnel of Franchisee (or an affiliate of Franchisee), who have completed Franchisor’s initial training program to the satisfaction of the Franchisor, and who remain acceptable to Franchisor to provide initial training; and (b) following the procedures and conditions established by Franchisor. If Franchisor determines that the training provided by Franchisee does not satisfy Franchisor’s standards and requirements, or that any newly trained individual is not trained to Franchisor’s standards, then Franchisor may require that such newly trained individual(s) attend and complete an initial training program provided by Franchisor prior to the opening of the Franchised Restaurant.
          Franchisee must satisfy all pre-opening training requirements under this Section 6.1 by no later than thirty (30) days prior to the schedule opening of the Franchised Restaurant.
     New or Replacement Designated Principal and Managers. In the event that Franchisee’s Designated Principal, or (if required) General Manager cease active employment in the Franchised Restaurant, Franchisee shall enroll a qualified replacement who is acceptable to Franchisor in Franchisor’s training program reasonably promptly following cessation of employment of said individual, provided that Franchisee may train replacement General Managers in accordance with Section 6.3 below. The replacement Designated Principal, and any required managers shall complete the initial training program as soon as is practicable and in no event later than any time periods as Franchisor may specify from time to time in the Manuals and otherwise in writing. Franchisor reserves the right to review any Franchisee trained personnel and require that such persons attend and complete, to the satisfaction of Franchisor, the initial training program offered by Franchisor at a location designated by Franchisor.
     Training by Franchisee of Additional or Replacement General Managers. Franchisee shall have the option of training any General Manager (following the training of the first General Manager by Franchisor) at the Franchised Restaurant or other Cosi Restaurant operated by Franchisee or its affiliates, provided that the training is conducted: (a) by the Designated Principal or other personnel who has completed Franchisor’s initial training program, to the satisfaction of the Franchisor (and who remain acceptable to Franchisor to provide such training); (b) in accordance with any requirements or standards as Franchisor may from time to time establish in writing for such training; and (c) Franchisee is in compliance with all agreements between Franchisee and Franchisor.
     Refresher Training. Franchisor may also require that Franchisee or its Designated Principal and General Manager attend such refresher courses, seminars, and other training programs as Franchisor may reasonably require from time to time, provided that such training shall not exceed seven (7) days per person each year, and attendance for up to three (3) days per person each year at conventions, if any, conducted for Franchisor’s franchisees.
     Training Costs. The cost of all training (instruction and required materials) shall be borne by Franchisor, except as provided in Section 6.7 below. All other expenses incurred in connection with training, including without limitation the costs of transportation, lodging, meals, wages, and worker’s compensation insurance, shall be borne by Franchisee.
     Location of Training. All training programs shall be at such times as may be designated by Franchisor. Training programs shall be provided at Franchisor’s headquarters and/or such other locations as Franchisor may designate.
     Additional On-site Training. If Franchisee requests that Franchisor provide additional on-site training or that any other training programs offered or required by Franchisor be conducted for Franchisee at the Franchised Restaurant, and Franchisor do so, then Franchisee agrees that it shall pay Franchisor’s then-current per diem charges and out-of-pocket expenses, which shall be as set forth in the Manual or otherwise in writing.
TECHNOLOGY
     Computer Systems and Required Software. The following terms and conditions shall apply with respect to the Computer System and Required Software:
          Franchisor shall have the right to specify or require that certain brands, types, makes, and/or models of communications, computer systems, and hardware to be used by, between, or among Cosi Restaurants, including without limitation: (a) back office and point of sale systems, data, audio, video, and voice storage, retrieval, and transmission systems for use at Cosi Restaurants, between or among Cosi Restaurants, and between and among the Franchised Restaurant and Franchisor and/or Franchisee; (b) Cash Register Systems; (c) physical, electronic, and other security systems; (d) printers and other peripheral devices; (e) archival back-up systems; and (f) internet access mode and speed (collectively, the “Computer System”).
          Franchisor shall have the right, but not the obligation, to develop or have developed for it, or to designate: (a) computer software programs and accounting system software that Franchisee must use in connection with the Computer System (“Required Software”), which Franchisee shall install; (b) updates, supplements, modifications, or enhancements to the Required Software, which Franchisee shall install; (c) the tangible media upon which such Franchisee shall record data; and (d) the database file structure of Franchisee’s Computer System.
          Franchisee shall record all sales on computer-based point of sale systems approved by Franchisor or on such other types of cash registers as may be designated by Franchisor in the Manual or otherwise in writing (“Cash Register Systems”), which shall be deemed part of the Franchisee’s Computer System.
          Franchisee shall make, from time to time, such upgrades and other changes to the Computer System and Required Software as Franchisor may request in writing (collectively, “Computer Upgrades”).
          Franchisee shall comply with all specifications issued by Franchisor with respect to the Computer System and the Required Software, and with respect to Computer Upgrades. Franchisee shall also afford Franchisor unimpeded access to Franchisee’s Computer System and Required Software as Franchisor may request, in the manner, form, and at the times requested by Franchisor.
     Data. Franchisor may, from time-to-time, specify in the Manual or otherwise in writing the information that Franchisee shall collect and maintain on the Computer System installed at the Franchised Restaurant, and Franchisee shall provide to Franchisor such reports as Franchisor may reasonably request from the data so collected and maintained. All data pertaining to the Franchised Restaurant, and all data created or collected by Franchisee in connection with the System, or in connection with Franchisee’s operation of the business (including without limitation data pertaining to or otherwise concerning the Franchised Restaurant’s customers) or otherwise provided by Franchisee (including, without limitation, data uploaded to, or downloaded from Franchisee’s Computer System) is and will be owned exclusively by Franchisor, and Franchisor will have the right to use such data in any manner that Franchisor deems appropriate without compensation to Franchisee. Copies and/or originals of such data must be provided to Franchisor upon Franchisor’s request. Franchisor hereby licenses use of such data back to Franchisee for the term of this Agreement, at no additional cost, solely for Franchisee’s use in connection with the business franchised under this Agreement.
     Privacy. Franchisee shall abide by all applicable laws pertaining to privacy of information collected or maintained regarding customers or other individuals (“Privacy”), and shall comply with Franchisor’s standards and policies pertaining to Privacy. If there is a conflict between Franchisor’s standards and policies pertaining to Privacy and applicable law, Franchisee shall: (a) comply with the requirements of applicable law; (b) immediately give Franchisor written notice of said conflict; and (c) promptly and fully cooperate with Franchisor and Franchisor’s counsel as Franchisor may request to assist Franchisor in its determination regarding the most effective way, if any, to meet Franchisor’s standards and policies pertaining to Privacy within the bounds of applicable law.
     Telecommunications. Franchisee shall comply with Franchisor’s requirements (as set forth in the Manual or otherwise in writing) with respect to establishing and maintaining telecommunications connections between Franchisee’s Computer System and Franchisor’s Extranet (as defined below), if any, and/or such other computer systems as Franchisor may reasonably require.
     Extranet. Franchisor may establish a website providing private and secure communications between Franchisor, Franchisee, franchisees, licensees and other persons and entities as determined by Franchisor, in its sole discretion (an “Extranet”). Franchisee shall comply with Franchisor’s requirements (as set forth in the Manual or otherwise in writing) with respect to connecting to the Extranet, and utilizing the Extranet in connection with the operation of the Franchised Restaurant. The Extranet may include, without limitation, the Manuals, training other assistance materials, and management reporting solutions (both upstream and downstream, as Franchisor may direct). Franchisee shall purchase and maintain such computer software and hardware as may be required to connect to and utilize the Extranet.
     Websites. As used in this Agreement, the term “Website” means an interactive electronic document, series of symbols, or otherwise, that is contained in a network of computers linked by communications software. The term Website includes, but is not limited to, Internet and World Wide Web home pages. In connection with any Website, Franchisee agrees to the following:
          Franchisor shall have the right, but not the obligation, to establish and maintain a Website, which may, without limitation, promote the Proprietary Marks, any or all of the Products, Cosi Restaurants, the franchising of Cosi Restaurants, and/or the System. Franchisor shall have the sole right to control all aspects of the Website, including without limitation its design, content, functionality, links to the websites of third parties, legal notices, and policies and terms of usage; Franchisor shall also have the right to discontinue operation of the website.
          Franchisor shall have the right, but not the obligation, to designate one or more web page(s) to describe Franchisee and/or the Franchised Restaurant, with such web page(s) to be located within Franchisor’s Website. Franchisee shall comply with Franchisor’s policies with respect to the creation, maintenance and content of any such webpages; and Franchisor’s shall have the right to refuse to post and/or discontinue posting any content and/or the operation of any webpage.
          Franchisee shall not establish a separate Website, without Franchisor’s prior written approval (which Franchisor shall not be obligated to provide). If approved to establish a Website, Franchisee shall comply with Franchisor’s policies, standards and specifications with respect to the creation, maintenance and content of any such Website. Franchisee specifically acknowledges and agrees that any Website owned or maintained by or for the benefit of Franchisee shall be deemed “advertising” under this Agreement, and will be subject to (among other things) Franchisor’s approval under Section 13 below.
          Franchisor shall have the right to modify the provisions of this Section 7 relating to Websites as Franchisor shall solely determine is necessary or appropriate.
     Online Use of Marks. Franchisee shall not use the Proprietary Marks or any abbreviation or other name associated with Franchisor and/or the System as part of any e-mail address, domain name, and/or other identification of Franchisee in any electronic medium. Franchisee agrees not to transmit or cause any other party to transmit advertisements or solicitations by e-mail or other electronic media without Franchisor’s prior written consent as to Franchisee’s plan for transmitting such advertisements.
     No Outsourcing without Prior Written Approval. Franchisee shall not hire third party or outside vendors to perform any services or obligations in connection with the Computer System, Required Software, or any other of Franchisee’s obligations without Franchisor’s prior written approval therefor. Franchisor’s consideration of any proposed outsourcing vendor(s) may be conditioned upon, among other things, such third party or outside vendor’s entry into a confidentiality agreement with Franchisor and Franchisee in a form that is reasonably provided by Franchisor.
     Changes to Technology. Franchisee and Franchisor acknowledge and agree that changes to technology are dynamic and not predictable within the term of this Agreement. In order to provide for inevitable but unpredictable changes to technological needs and opportunities, Franchisee agrees that Franchisor shall have the right to establish, in writing, reasonable new standards for the implementation of technology in the System; and Franchisee agrees that it shall abide by those reasonable new standards established by Franchisor as if this Section 7 were periodically revised by Franchisor for that purpose.
OTHER DUTIES OF FRANCHISEE
     Details of Operation. Franchisee understands and acknowledges that every detail of the System and this Agreement is important to Franchisee, Franchisor, and other franchisees in order to develop and maintain high operating, quality and service standards, to increase the demand for the Products sold by all operators, to protect Cosi Restaurants operating under the System, and to protect the reputation and goodwill of Franchisor.
     Comply with the Agreement, including the Manuals. Franchisee shall operate the Franchised Restaurant in strict conformity with this Agreement and such standards and specifications as Franchisor may from time to time prescribe in the Manuals or otherwise in writing, and shall refrain from deviating from such standards, specifications, and procedures without the prior written consent of Franchisor.
     Management of Business & Designated Principal. If Franchisee is other than an individual, prior to beginning training, Franchisee shall comply with the following:
          Franchisee shall designate, subject to Franchisor’s reasonable approval, one Principal who is both an individual person and owns at least a ten percent (10%) beneficial interest in Franchisee, and who shall be responsible for general oversight and management of the operations of the Franchised Restaurant on behalf of Franchisee (the “Designated Principal”). In the event the person designated as the Designated Principal dies, becomes incapacitated, transfers his/her interest in Franchisee, or otherwise ceases to supervise the operations of the Franchised Restaurant, Franchisee shall promptly designate a new Designated Principal, subject to Franchisor’s reasonable approval.
          Franchisee shall inform Franchisor in writing whether Franchisee (or, if Franchisee is other than an individual, the Designated Principal) will assume full-time responsibility for the daily supervision and operation of the

Franchised Restaurant. If not, Franchisee shall employ a full-time unit manager (the “General Manager”) whose qualifications shall be reasonably acceptable to Franchisor (including, but not limited to, the requirement that such individual possess sufficient experience in the management of a business) to assume full-time responsibility for the daily supervision and operation of the Franchised Restaurant.
          Franchisee acknowledges and agrees that Franchisor shall have the right to rely upon either or both the Designated Principal or General Manager to have been given by Franchisee the responsibility and decision-making authority regarding the Franchised Restaurant’s operation and Franchisee’s business.
     Staffing. Franchisee agrees to maintain a competent, conscientious, staff (who are trained by Franchisee to Franchisor’s standards and requirements) in numbers sufficient to promptly service customers and to take such steps as are necessary to ensure that its employees preserve good customer relations; render competent, prompt, courteous, and knowledgeable service; comply with such uniforms and/or dress code as Franchisor may prescribe; and meet such minimum standards as Franchisor may establish from time to time in the Manuals. In no way limiting the foregoing, Franchisee shall have on duty at all times at least one (1) manager and/or hourly employee trained in management activities, who has completed all training and certifications required by Franchisor. Franchisee shall be solely responsible for all employment decisions and functions of the Franchised Restaurant, including those related to hiring, firing, wage and hour requirements, recordkeeping, supervision, and discipline of employees.
     Use of Premises. Franchisee shall use the Premises solely for the operation of the Franchised Restaurant; shall keep the Franchised Restaurant open and in normal operation for such minimum hours and days as Franchisor may specify; shall refrain from using or permitting the use of the Premises for any other purpose or activity at any time without first obtaining the written consent of Franchisor. As described in Section 1.3 herein, Franchisee shall not engage in catering or delivery except with Franchisor’s prior written approval and only in accordance with the terms and conditions specified in writing by Franchisor, including without limitation guidelines and requirements relating to insurance coverage and vehicle use in such activities.
     Conformity to Standards. To insure that the highest degree of quality and service is maintained, Franchisee shall operate the Franchised Restaurant in strict conformity with such methods, standards, and specifications as Franchisor may from time to time prescribe in the Manuals or otherwise in writing. Without limitation, Franchisee agrees as follows:
          Franchisee shall purchase and install prior to the opening of the Franchised Restaurant, and thereafter maintain, all fixtures, furnishings, equipment, decor, and signs, and maintain in sufficient supply supplies and materials, as Franchisor may prescribe in the Manuals or otherwise in writing. Franchisee shall refrain from deviating therefrom by the use of any unapproved item without the prior written consent of Franchisor.
          Franchisee shall offer and sell only Products that Franchisor specifies from time to time, unless otherwise approved in writing by Franchisor; and Franchisee shall offer and sell all Products as Franchisor may specify from time to time as required offerings at the Franchised Restaurant. Franchisee shall offer and sell the Products utilizing the ingredients and employing the preparation standards and techniques, as specified by Franchisor. Franchisee is prohibited from offering or selling any products or services at or from the Franchised Restaurant that have not previously been authorized by Franchisor, and shall discontinue selling and offering for sale any Products which Franchisor shall have the right to disapprove, in writing, at any time. If Franchisee wishes to offer or sell any products or services that have not previously been authorized by Franchisor, Franchisee must first make a written request to Franchisor, requesting authorization to offer or sell such products or services in accordance with Section 8.7 below. Franchisor may deny such approval for any reason.
          Franchisee shall permit Franchisor or its agents, at any reasonable time, to remove samples of Products, without payment therefor, in amounts reasonably necessary for testing by Franchisor or an independent laboratory to determine whether said samples meet Franchisor’s then-current standards and specifications. In addition to any other remedies it may have under this Agreement, Franchisor may require Franchisee to bear the cost of such testing if the supplier of the item has not previously been approved by Franchisor or if the sample fails to conform to Franchisor’s specifications.
          Franchisee shall refrain from selling, offering to sell, or permitting any other party to sell or offer to sell beer, wine, or any form of liquor, without the advance written authorization of Franchisor (“Alcoholic Beverages”). Franchisee acknowledges and agrees that Alcoholic Beverages are optional Products and if approved by Franchisor to offer and sell Alcoholic Beverages at the Franchised Restaurant, Franchisee shall: (i) be solely responsible for complying with all with all laws and regulations relating to alcohol and alcohol service or preparation; (ii) shall comply with Franchisor’s standards, specifications and terms of Franchisor regarding the offer, sale, and presentation of Alcoholic Beverage, as approved Products, and shall obtain and maintain such additional insurance coverage as Franchisor may require pursuant to Section 14 of this Agreement.

          Franchisor may designate an independent evaluation service to conduct a “mystery shopper” quality control and evaluation program with respect to Franchisor or affiliate-owned and/or franchised Cosi Restaurants. Franchisee agrees that the Franchised Restaurant will participate in such mystery shopper program, as prescribed and required by Franchisor, provided that Franchisor-owned, affiliate-owned, and franchised Cosi Restaurants also will participate in such program to the extent Franchisor has the right to require such participation. Franchisor shall have the right to require Franchisee to pay the then-current charges imposed by such evaluation service with respect to inspections of the Franchised Restaurant, and Franchisee agrees that it shall promptly pay such charges; provided, however, that such charges shall not exceed Five Hundred Dollars ($500) during each year of this Agreement.
          Franchisee shall participate in all customer surveys and satisfaction audits, which may require that Franchisee provide discount or complimentary Products, provided that such discounted or complimentary sales shall not be included in the Net Sales of the Franchised Restaurant. Additionally, Franchisee shall participate in any complaint resolution and other programs as Franchisor may reasonably establish for the System, which programs may include, without limitation, providing discounts or refunds to customers.
     Purchases and Approved Suppliers. Franchisee shall purchase all equipment, fixtures, furnishings, signs, décor, supplies, services, and products (including the Products) required for the establishment and operation of the Franchised Restaurant from suppliers designated or approved in writing by Franchisor (as used in this Section 8.7 the term “supplier” shall include manufacturers, distributors and other forms of suppliers). In determining whether it will approve any particular supplier, Franchisor shall consider various factors, including but not limited to whether the supplier can demonstrate, to Franchisor’s continuing reasonable satisfaction, the ability to meet Franchisor’s then-current standards and specifications for such items; who possess adequate quality controls and capacity to supply Franchisee’s needs promptly and reliably; whose approval would enable the System, in Franchisor’s sole opinion, to take advantage of marketplace efficiencies; and who have been approved in writing by Franchisor prior to any purchases by Franchisee from any such supplier, and have not thereafter been disapproved. Franchisor reserves the right to designate, at any time and for any reason, a single supplier for any equipment, supplies, services, or products (including any Products) and to require Franchisee to purchase exclusively from such designated supplier, which exclusive designated supplier may be Franchisor or an affiliate of Franchisor.
          Notwithstanding anything to the contrary in this Agreement, Franchisee shall purchase all of its requirements for Proprietary Products (which may include, but are not limited to dressings, spreads, coffee, and coffee beans, bread mixtures, meat ingredients) from Franchisor’s designee(s), as set forth in Section 8.8 below (through such distributor or distributors as Franchisor may designate). Franchisor shall have the right to introduce additional, substitute new, or discontinue Proprietary Products from time to time.
          If Franchisee desires to purchase any Products (except for Proprietary Products) or other items, equipment, supplies, services from suppliers other than those previously designated or approved by Franchisor, Franchisee must first submit to Franchisor a written request for authorization to purchase such items. Franchisee shall not purchase from any supplier until, and unless, such supplier has been approved in writing by Franchisor. Franchisor may deny such approval for any reason, including its determination to limit the number of approved suppliers. Franchisee must submit to Franchisor such information and samples as Franchisor may reasonably require, and Franchisor shall have the right to require periodically that its representatives be permitted to inspect such items and/or supplier’s facilities, and that samples from the proposed supplier, or of the proposed items, be delivered for evaluation and testing either to Franchisor or to an independent testing facility designated by Franchisor. Permission for such inspections shall be a condition of the initial and continued approval of such supplier. A charge not to exceed the reasonable cost of the evaluation and testing shall be paid by Franchisee. Franchisor may also require that the supplier comply with such other requirements as Franchisor may deem appropriate, including payment of reasonable continuing inspection fees and administrative costs, or other payment to Franchisor by the supplier on account of their dealings with Franchisee or other franchisees, for use, without restriction (unless otherwise instructed by the supplier) and for services that Franchisor may render to such suppliers.
          Franchisor reserves the right, at its option, to reinspect from time to time the facilities and products of any such approved supplier and to revoke its approval upon the supplier’s failure to continue to meet any of Franchisor’s then-current criteria. Upon receipt of written notice of such revocation, Franchisee shall cease to sell or use any disapproved item, Products and/or cease to purchase from any disapproved supplier.
          Nothing in the foregoing shall be construed to require Franchisor to approve any particular supplier, nor to require Franchisor to make available to prospective suppliers, standards and specifications for formulas, which Franchisor shall have the right to deem confidential.

          Notwithstanding anything to the contrary contained in this Agreement, Franchisee acknowledges and agrees that, at Franchisor’s sole option, Franchisor may establish one or more strategic alliances or preferred vendor programs with one or more nationally or regionally-known suppliers who are willing to supply all or some Cosi Restaurants with some or all of the products and/or services that Franchisor requires for use and/or sale in the development and/or operation of Cosi Restaurants. In this event, Franchisor may limit the number of approved suppliers with whom Franchisee may deal, designate sources that Franchisee must use for some or all Products and other products and services, and/or refuse any of Franchisee’s requests if Franchisor believes that this action is in the best interests of the System or the franchised network of Cosi Restaurants. Franchisor shall have unlimited discretion to approve or disapprove of the suppliers who may be permitted to sell Products to Franchisee.
          Franchisor and its affiliates may receive payments or other compensation from suppliers on account of such suppliers’ dealings with Franchisee and other franchisees; and Franchisor may use all amounts so received for any purpose Franchisor and its affiliates deem appropriate.
     Proprietary Products. Franchisee acknowledges and agrees that the Proprietary Products offered and sold at Cosi Restaurants are manufactured in accordance with secret blends, standards, and specifications of Franchisor and/or Franchisor’s affiliates, and are Proprietary Products of Franchisor and/or its affiliates. In order to maintain the high standards of quality, taste, and uniformity associated with Proprietary Products sold at all Cosi Restaurants in the System, Franchisee agrees to purchase Proprietary Products only from Franchisor, or its designee(s), and not to offer or sell any other items not approved by Franchisor at or from the Franchised Restaurant. In connection with the handling, storage, transport and delivery of any Proprietary Products purchased from Franchisor, its affiliates or designee(s), Franchisee acknowledges that any action or inaction by any third party (e.g., an independent carrier) in connection with the handling, storage, transport and delivery of the Proprietary Products shall not be attributable to nor constitute negligence of Franchisor. A request shall not be approved unless and until Franchisee receives written approval from Franchisor.
     Inspections. Franchisee shall permit Franchisor and its agents to enter upon the Premises at any time during normal business hours for the purpose of conducting inspections of the Premises and the operations, of Franchisee. Franchisee shall cooperate with representatives of the standards of in such inspections by rendering such assistance as they may reasonably request; and, upon notice from Franchisor or its agents, and without limiting other rights of Franchisor under this Agreement, shall take such steps as may be necessary to correct immediately any deficiencies detected during any such inspection. Should Franchisee, for any reason, fail to correct such deficiencies within a reasonable time as determined by Franchisor, Franchisor shall have the right, but not the obligation, to correct any deficiencies which may be susceptible to correction by Franchisor and to charge Franchisee the actual expenses of Franchisor in so acting, which shall be payable by Franchisee upon demand. The foregoing shall be in addition to such other remedies Franchisor may have.
     Trademarked Items. Franchisee shall ensure that all advertising and promotional materials, signs, decorations, paper goods (including wrapping and containers for products, napkins, menus and all forms and stationery used in the Franchised Restaurant), Products, and other items specified by Franchisor bear the Proprietary Marks in the form, color, location, and manner prescribed by Franchisor. Franchisee shall place and illuminate all signs in accordance with Franchisor’s specifications.
     Participation in Promotions. Franchisee shall participate in promotional programs developed by Franchisor for the System, in the manner directed by Franchisor in the Manuals or otherwise in writing, to the extent such promotional programs do not directly affect Franchisee’s pricing freedom. In no way limiting the foregoing, Franchisee agrees that if required by Franchisor:
          Franchisee shall participate in all programs and services for frequent customers, senior citizens, children, an other categories, which may include providing discount or complimentary Products.
          Franchisee shall sell or otherwise issue gift cards or certificates (together “Gift Cards”) that have been prepared utilizing the standard form of Gift Card provided or designated by Franchisor, and only in the manner specified by Franchisor in the Manual or otherwise in writing. Franchisee shall fully honor all Gift Cards that are in the form provided or approved by Franchisor regardless of whether a Gift Card was issued by Franchisee or another Cosi Restaurant. Franchisee shall sell, issue, and redeem (without any offset against any Royalty Fees) Gift Cards in accordance with procedures and policies specified by Franchisor in the Manual or otherwise in writing, including those relating to procedures by which Franchisee shall request reimbursement for Gift Cards issued by other Cosi Restaurants and for making timely payment to Franchisor, other operators of Cosi Restaurants, or a third-party service provider for Gift Cards issued from the Franchised Restaurant that are honored by Franchisor or other Cosi Restaurant operators.
     Health /Standards. Franchisee shall meet and maintain the highest health standards and ratings applicable to the operation of the Franchised Restaurant under the Manuals and applicable health ordinances. Franchisee shall also comply with the requirements set forth in the Manuals for submitting to Franchisor a copy of a violation or citation relating to Franchisee’s failure to maintain any health or safety standards in the operation of the Franchised Restaurant.
     Maintenance of Premises. Franchisee shall maintain the Franchised Restaurant and the Premises in a clean, orderly condition and in excellent repair; and, in connection therewith, Franchisee shall, at its expense, make such repairs and replacements thereto (but no others without prior written consent of Franchisor) as may be required for that purpose, including such periodic repainting or replacement of obsolete signs, furnishings, equipment, and decor as Franchisor may reasonably direct.
     Ongoing Upgrades and Refurbishments. As set forth in Section 8.6.1, throughout the term of this Agreement, Franchisee shall maintain all fixtures, furnishings, equipment, decor, and signs as Franchisor may prescribe from time to time in the Manuals or otherwise in writing. Franchisee shall make such changes, upgrades, refurbishment, and replacements as Franchisor may periodically require, in the time frames specified by Franchisor.
     Five-Year Refurbishment and Renovations. At the request of Franchisor, but not more often than once every five (5) years, unless sooner required by Franchisee’s lease, Franchisee shall refurbish the Premises, at its expense, to conform to the restaurant design, trade dress, color schemes, and presentation of the Proprietary Marks in a manner consistent with the then-current image for new Cosi Restaurants. Such refurbishment may include structural changes, installation of new equipment and signs, remodeling, redecoration, and modifications to existing improvements, and shall be completed pursuant to such standards, specifications and deadlines as Franchisor may specify.
     Compliance with Lease. Franchisee shall comply with all terms of its lease or sublease, its financing agreements (if any), and all other agreements affecting the operation of the Franchised Restaurant; shall undertake best efforts to maintain a good and positive working relationship with its landlord and/or lessor; and shall not engage in any activity which may jeopardize Franchisee’s right to remain in possession of, or to renew the lease or sublease for, the Premises.
     Obligations to Third Parties. Franchisee must at all times pay its distributors, contractors, suppliers, trade creditors, employees and other creditors promptly as the debts and obligations to such persons become due, and failure to do so shall constitute a breach of this Agreement.
     Notice of Legal Actions. Franchisee shall notify Franchisor in writing within five (5) days of the commencement of any suit to foreclose any lien or mortgage, or any action, suit, or proceeding, and of the issuance of any order, writ, injunction, award, or decree of any court, agency, or other governmental instrumentality, including health agencies, which (i) relates to the operation of the Franchised Restaurant, (ii) may adversely affect the operation or financial condition of the Franchised Restaurant, or (iii) may adversely affect Franchisee’s financial condition.
     No Relocation. Franchisee shall not relocate the Franchised Restaurant from the Approved Location without the prior written approval of Franchisor. If Franchisee desires to relocate the Franchised Restaurant, the following terms and conditions shall apply:
          Franchisee shall submit such materials and information as Franchisor may request for the evaluation of the requested plan of relocation. Franchisor may, in its sole discretion, require any or all of the following as conditions of its approval for relocation: (i) Franchisee not be in default under any provision of this Agreement, or any other agreement between Franchisee and Franchisor; (ii) the proposed substitute location meets Franchisor’s then-current standards for Cosi Restaurants; (iii) the lease (if applicable) for the proposed substitute location must comply with Franchisor’s then-current lease requirements for Cosi Restaurants (which may include the requirement that the lease contain certain terms and conditions, which be different than, or in addition to, those terms Franchisor required as of the Effective Date with respect to the Approved Location), and Franchisee must obtain Franchisor’s approval of the proposed lease; (iv) Franchisee must possess the financial resources to meet the costs associated with relocating; (v) Franchisee enter into Franchisor then-current form of Franchise Agreement (which shall replace this Agreement), provided that Franchisee shall not be required to pay an initial fee; and (vi) Franchisee pay a relocation fee equal to twenty five percent (25%) of Franchisor’s then-current initial franchise fee.
          If, through no fault of Franchisee, the Premises are damaged or destroyed by an event such that repairs or reconstruction cannot be completed within sixty (60) days thereafter, then Franchisee shall have forty five (45) days after such event in which to apply for Franchisor’s approval to relocate and/or reconstruct the Premises, which approval shall not be unreasonably withheld and, in such event, the relocation fee described in Section 8.19.1 above shall not apply.
     Franchisee Advisory Councils. If Franchisor should, during the term of this Agreement, form or require the formation of a franchisee advisory council or association (hereinafter “Advisory Council”) or such successor council or association to serve as an advisory council to Franchisor with respect to advertising, marketing, and other matters relating to franchised Cosi Restaurants, Franchisee shall become a member of the Advisory Council. In such event, Franchisee shall pay to the Advisory Council all dues and assessments authorized by the Advisory Council and shall otherwise abide by the rules and regulations of the Advisory Council and shall at all times maintain its membership in the Advisory Council in good standing.
     Changes to the System. Franchisee acknowledges and agrees that from time to time hereafter Franchisor may change or modify the System presently identified by the Proprietary Marks, as Franchisor deems appropriate, including without limitation to reflect the changing market and to meet new and changing consumer demands, and that variations and additions to the System may be required from time to time to preserve and enhance the public image of the System and operations of Cosi Restaurants. Changes to the System may include, without limitation, the adoption and use of new, modified, or substituted products, services, equipment and furnishings and new techniques and methodologies, and (as described in Section 9 below) additional or substitute trademarks, service marks and copyrighted materials. Franchisee shall, upon reasonable notice, accept, implement, use and display in the operation of the Franchised Restaurant any such changes in the System, as if they were part of this Agreement at the time of execution hereof, at Franchisee’s sole expense. Additionally, Franchisor reserves the right, in its sole discretion, to vary the standards throughout the System, as well as the services and assistance that Franchisor may provide to some franchisees based upon the peculiarities of a particular site or circumstance, existing business practices, or other factors that Franchisor deems to be important to the operation of any Cosi Restaurant or the System. Franchisee shall have no recourse against Franchisor on account of any variation to any franchisee and shall not be entitled to require Franchisor to provide Franchisee with a like or similar variation hereunder.
     Modifications Proposed by Franchisee. Franchisee shall not implement any change to the System (including the use of any product or supplies not already approved by Franchisor) without Franchisor’s prior written consent. Franchisee acknowledges and agrees that, with respect to any change, amendment, or improvement in the System or use of additional product or supplies for which Franchisee requests Franchisor’s approval: (i) Franchisor shall have the right to incorporate the proposed change into the System and shall thereupon obtain all right, title, and interest therein without compensation to Franchisee, (ii) Franchisor shall not be obligated to approve or accept any request to implement change, and (iii) Franchisor may from time to time revoke its approval of particular change or amendment to the System, and upon receipt of written notice of such revocation, Franchisee shall modify its activities in the manner described by Franchisor.
PROPRIETARY MARKS
     Ownership. Franchisor represents with respect to the Proprietary Marks that:
          Franchisor is the owner of all right, title, and interest in and to the Proprietary Marks.
          Franchisor will take all steps reasonably necessary to preserve and protect the ownership and validity in and to the Proprietary Marks.
     License to Franchisee. Franchisee’s right to use the Proprietary Marks is limited to such uses as are authorized under this Agreement, and any unauthorized use thereof shall constitute an infringement of rights of Franchisor.
     Terms of Franchisee’s Usage. With respect to Franchisee’s use of the Proprietary Marks, Franchisee agrees to:
          Use only the Proprietary Marks designated by Franchisor, and to use them only in the manner authorized and permitted by Franchisor;
          Franchisee shall use the Proprietary Marks only for the operation of the business franchised hereunder and only at the location authorized hereunder, or in Franchisor-approved advertising for the business conducted at or from that location;
          Operate and advertise the Franchised Restaurant only under the name “Cosi,” and use the Proprietary Marks without prefix or suffix, unless otherwise authorized or required by Franchisor.
          Franchisee shall not use the Proprietary Marks as part of its corporate or other legal name, or as part of any e-mail address, domain name, or other identification of Franchisee in any electronic medium. Franchisee may, as necessary to conduct the business of the Franchised Restaurant and to obtain governmental licenses and permits for the Franchised Restaurant, indicate that Franchisee shall be operating the Franchised Restaurant under the trade name “Cosi,” provided that Franchisee shall also clearly identify itself as the owner and operator of the Franchised Restaurant;
          Identify itself as the owner of the Franchised Restaurant (in the manner required by Franchisor) in conjunction with any use of the Proprietary Marks, including on invoices, order forms, receipts, and business stationery, as well as at such conspicuous locations on the Premises as Franchisor may designate in writing;

          Not to use the Proprietary Marks to incur any obligation or indebtedness on behalf of Franchisor;
          Execute any documents deemed necessary by Franchisor to obtain protection for the Proprietary Marks or to maintain their continued validity and enforceability; and
          Promptly notify Franchisor of any suspected unauthorized use of the Proprietary Marks, any challenge to the validity of the Proprietary Marks, or any challenge to Franchisor’s ownership of, the right of Franchisor to use and to license others to use, or Franchisee’s right to use, the Proprietary Marks. Franchisee acknowledges that Franchisor has the sole right to direct and control any administrative proceeding or litigation involving the Proprietary Marks, including any settlement thereof. Franchisor has the right, but not the obligation, to take action against uses by others that may constitute infringement of the Proprietary Marks. Franchisor shall defend Franchisee against any third-party claim, suit, or demand arising out of Franchisee’s use of the Proprietary Marks. If Franchisor, in its sole discretion, determines that Franchisee has used the Proprietary Marks in accordance with this Agreement, the cost of such defense, including the cost of any judgment or settlement, shall be borne by Franchisor. If Franchisor, in its sole discretion, determines that Franchisee has not used the Proprietary Marks in accordance with this Agreement, the cost of such defense, including the cost of any judgment or settlement, shall be borne by Franchisee. In the event of any litigation relating to Franchisee’s use of the Proprietary Marks, Franchisee shall execute any and all documents and do such acts as may, in the opinion of Franchisor, be necessary to carry out such defense or prosecution, including, but not limited to, becoming a nominal party to any legal action. Except to the extent that such litigation is the result of Franchisee’s use of the Proprietary Marks in a manner inconsistent with the terms of this Agreement, Franchisor agrees to reimburse Franchisee for its out-of-pocket costs in doing such acts.
     Franchisee Acknowledgments. Franchisee expressly understands and acknowledges that:
          Franchisor is the owner of all right, title, and interest in and to the Proprietary Marks and the goodwill associated with and symbolized by them, and that Franchisor has the sole right to use, and license others to use, the Proprietary Marks;
          During the term of this Agreement and after its expiration or termination, Franchisee shall not directly or indirectly contest the validity of Franchisor’s ownership of, or right to use and to license others to use, the Proprietary Marks;
          Franchisee’s use of the Proprietary Marks does not give Franchisee any ownership interest or other interest in or to the Proprietary Marks;
          Any and all goodwill arising from Franchisee’s use of the Proprietary Marks shall inure solely and exclusively to the benefit of Franchisor, and upon expiration or termination of this Agreement, no monetary amount shall be assigned as attributable to any goodwill associated with Franchisee’s use of the System or the Proprietary Marks;
          The right and license of the Proprietary Marks granted hereunder to Franchisee is nonexclusive, and Franchisor thus has and retains the rights, among others: (a) to use the Proprietary Marks itself in connection with selling the Products; (b) to grant other licenses for the Proprietary Marks; and (c) to develop and establish other systems using the Proprietary Marks, similar proprietary marks, or any other proprietary marks, and to grant licenses thereto without providing any rights therein to Franchisee; and
          Franchisor shall have the right to substitute different proprietary marks for use in identifying the System and the businesses operating thereunder at the sole discretion of Franchisor.
MANUALS
     The Manuals and Furnishings to Franchisee. In order to protect the reputation and goodwill of Franchisor and to maintain high standards of operation under the System, Franchisee shall operate the Franchised Restaurant in accordance with the standards, methods, policies, and procedures specified in the Manuals, which Franchisee shall receive on loan from Franchisor, via electronic access or otherwise, for the term of this Agreement upon completion by Franchisee of initial training. The Manuals may be set forth in several volumes, including such amendments thereto, as Franchisor may publish from time to time. Additionally, Franchisee acknowledges and agrees that Franchisor may provide a portion or all (including updates and amendments) of the Manuals, and other instructional information and materials in, or via, electronic media, including without limitation, through the use of computer disks, or the Internet.

     The Manuals are Proprietary and Confidential. Franchisee shall treat the Manuals, any other materials created for or approved for use in the operation of the Franchised Restaurant, and the information contained therein, as confidential, and shall use all reasonable efforts to maintain such information (both in electronic and other formats) as proprietary and confidential. Franchisee shall not download, copy, duplicate, record, or otherwise reproduce the foregoing materials, in whole or in part, or otherwise make the same available to any unauthorized person.
     The Manuals Remain Franchisor’s Property. The Manuals shall remain the sole property of Franchisor and shall be accessible only from a secure place on the Premises, and shall be returned to Franchisor, as set forth in Section 17.8 below, upon the termination or expiration of this Agreement.
     Revisions to the Manuals. Franchisor may from time to time revise the contents of the Manuals, and Franchisee expressly agrees to comply with each new or changed standard. Franchisee shall ensure that the Manuals are kept current at all times. In the event of any dispute as to the contents of the Manuals, the terms of the master copies maintained at the home office of Franchisor shall be controlling.
CONFIDENTIAL INFORMATION
     Agreement with respect to Confidentiality. Franchisee acknowledges and agrees that it shall not, during the term of this Agreement or thereafter, communicate, divulge, or use for the benefit of any other person or entity any confidential information, knowledge, or know-how concerning Franchisor, the System, the Products and/or the marketing, management or operations of the Franchised Restaurant that may be communicated to Franchisee or of which Franchisee may be apprised by virtue of Franchisee’s operation under the terms of this Agreement. Franchisee shall divulge such confidential information only to such of its employees as must have access to it in order to operate the Franchised Restaurant. Any and all information, knowledge, know-how, and techniques which Franchisor designates as confidential shall be deemed confidential for purposes of this Agreement, except information which Franchisee can demonstrate came to its attention prior to disclosure thereof by Franchisor; or which, at or after the time of disclosure by Franchisor to Franchisee, had become or later becomes a part of the public domain, through publication or communication by others.
     Individual Covenants of Confidentiality. At Franchisor’s request, Franchisee shall require its manager and any personnel having access to any confidential information of Franchisor to execute covenants that they will maintain the confidentiality of information they receive in connection with their employment by Franchisee at the Franchised Restaurant. Such covenants shall be in a form satisfactory to Franchisor (the current forms of which are included in Exhibit F to this Agreement), which shall include specific identification of Franchisor as a third-party beneficiary of such covenants with the independent right to enforce them.
     Remedies for Breach. Franchisee acknowledges that any failure to comply with the requirements of this Section 11 will cause Franchisor irreparable injury, and Franchisee agrees to pay all court costs and reasonable attorney’s fees incurred by Franchisor in obtaining specific performance of, or an injunction against violation of, the requirements of this Section 11.
     Grantback. Franchisee agrees to disclose to Franchisor all ideas, concepts, methods, techniques and products conceived or developed by Franchisee, its affiliates, owners or employees during the term of this Agreement relating to the development and/or operation of the Franchised Restaurant. Franchisee hereby grants to Franchisor and agrees to procure from its affiliates, owners or employees a perpetual, non-exclusive, and worldwide right to use any such ideas, concepts, methods, techniques in all restaurant businesses operated by Franchisor or its affiliates, franchisees and designees. Franchisor shall have no obligation to make any payments to Franchisee with respect to any such ideas, concepts, methods, techniques or products. Franchisee agrees that Franchisee will not use or allow any other person or entity to use any such concept, method, technique or product without obtaining Franchisor’s prior written approval.
ACCOUNTING AND RECORDS
     Books and Records. With respect to the operation and financial condition of the Franchised Restaurant, Franchisor may require that Franchisee adopt, until otherwise specified by Franchisor, a fiscal year that coincides with Franchisor’s then-current fiscal year, as specified by Franchisor in the Manual or otherwise in writing. Franchisee shall maintain for a period of not less than seven (7) years during the term of this Agreement, and, for not less than seven (7) years following the termination, expiration, or non-renewal of this Agreement, full, complete, and accurate books, records, and accounts in accordance with generally accepted accounting principles and in the form and manner prescribed by Franchisor from time to time in the Manuals or otherwise in writing, including but not limited to: (i) daily transaction reports; (ii) cash receipts journal and general ledger; (iii) cash disbursements and weekly payroll journal and schedule; (iv) monthly bank statements, deposit slips and cancelled checks; (v) all tax returns; (vi) supplier’s invoices (paid and unpaid); (vii) dated daily and weekly transaction journal; (viii) semi-annual fiscal period balance sheets and fiscal period profit and loss statements; (ix) such other records as Franchisor may from time to time request.
     Franchisee’s Reports to Franchisor. In addition to the Sales Reports required pursuant to Section 4.3 above, Franchisee shall:

          Prepare by the twenty first (21st) day of each calendar month a balance sheet and profit and loss statement and an activity report for the last preceding calendar month, which shall be in the form prescribed by Franchisor. Franchisee shall maintain and submit such statements and reports to Franchisor at the times as Franchisor may designate or otherwise request.
          Submit to Franchisor within ninety (90) days after the end of each calendar year, unless Franchisor designates in writing a different due date, during the term of this Agreement, a profit and loss statement for such year and a balance sheet as of the last day of such year, prepared on an accrual basis in accordance with U.S. generally accepted accounting principles (“GAAP”), including but not limited to all adjustments necessary for fair presentation of the financial statements. Franchisee shall certify such financial statements to be true and correct. Additionally, Franchisor reserves the right to require Franchisee to prepare (or cause to be prepared) and provide to Franchisor annual financial statements, (that includes a fiscal year-end balance sheet, an income statement of the Franchised Restaurant for such fiscal year reflecting all year-end adjustments, and a statement of changes in cash flow of Franchisee), and to require that such statements be prepared on a review basis by an independent certified public accountant (who Franchisor may require to be retained in accordance with Section 4.6). Franchisee shall provide such additional information, if any, as Franchisor may reasonably require in order for Franchisor to meet its obligations under GAAP.
          Franchisee shall maintain its books and records, and provide all statements and reports to Franchisor, using the standard statements, templates, categories, and chart of accounts that Franchisor provides to Franchisee.
          Submit to Franchisor such other periodic reports, forms and records as specified, and in the manner and at the time as specified in the Manual or as Franchisor shall otherwise require in writing from time to time (including without limitation the requirement that Franchisee provide or make available to Franchisor certain sales and financial information in electronic format and/or by electronic means).
     Inspection and Audit. Franchisor and its agents shall have the right at all reasonable times to examine and copy, at the expense of Franchisor, the books, records, accounts, and/or business tax returns of Franchisee. Franchisor shall also have the right, at any time, to have an independent audit made of the books of Franchisee. If an inspection should reveal that any contributions or payments have been understated in any statement or report to Franchisor, then Franchisee shall immediately pay to Franchisor the amount understated upon demand, in addition to interest from the date such amount was due until paid, at the rate of eighteen percent (18%) per annum, or the maximum rate permitted by law, whichever is less. If an inspection discloses an understatement in any statement or report of three percent (3%) or more, Franchisee shall, in addition to repayment of monies owed with interest, reimburse Franchisor for any and all costs and expenses connected with the inspection (including travel, lodging and wages expenses, and reasonable accounting and legal costs). The foregoing remedies shall be in addition to any other remedies Franchisor may have.
MARETING AND PROMOTION
     Franchisee’s Advertising Obligations. Recognizing the value of marketing and promotion, and the importance of the standardization of marketing and promotion programs to the furtherance of the goodwill and public image of the System, Franchisee and Franchisor agree as follows:
          Franchisor reserves the right to require that Franchisee, during each Week (except for expenditures on local advertising and promotion, which shall be measured on an annual basis), spend and/or contribute on advertising and promotion amounts, which, in the aggregate, are equal to five percent (5%) of Franchisee’s Net Sales during the preceding Week to advertise and to promote the Franchised Restaurant (together, the “Advertising Obligation”); provided, however, that the Advertising Obligations may exceed such amount under the circumstances set forth in Section 13.1.4 below. The Advertising Obligation shall be in the form of the following, and in such proportions as may be designated by Franchisor in writing from time to time: (i) contributions paid to the System Ad Fund, pursuant to Section 13.2 below, (ii) contributions paid to any Market Ad Fund, as may be established pursuant to Section 13.3 below, and/or (iii) expenditures by Franchisee on “local advertising and promotion” pursuant to Section 13.4.
          As of the Effective Date and until Franchisee receives written notice from Franchisor of new allocations, the allocation of the Advertising Obligations shall be as follows: one percent (1%)of Net Sales shall be contributed by Franchisee to the System Ad Fund, zero percent (0%) of Net Sales shall be contributed by Franchisee to a Market Ad Fund, and one percent (1%) of Net Sales shall be spent by Franchisee on local advertising and promotion.
          The Advertising Obligation is the minimum requirement only, and that Franchisee may, and is encouraged to, expend additional funds for marketing and promotion. In addition to the Advertising Obligation, Franchisee shall undertake and complete the Grand Opening Advertising Program, as provided in Section 13.5 below.

          Franchisee’s aggregate Advertising Obligations may exceed five percent (5%) of Franchisee’s Net Sales, if the members of a Market Ad Fund, of which Franchisee is a member, approve (as described in Section 13.3.3 below) required contributions to the Market Ad Fund that, when aggregated with Franchisee’s other requirements under this Section 13, would cause Franchisee’s Advertising Obligations to exceed five percent (5%) of Franchisee’s Net Sales.
     System Ad Fund. Franchisor shall have the right at any time, in its sole discretion to establish a fund for system-wide advertising and promotion of the System (the “System Ad Fund”). During the existence of the System Ad Fund, Franchisee shall contribute to the System Ad Fund in the manner specified in Section 4.4 above, such amounts as Franchisor may specify in accordance with Section 13.1 above. The System Ad Fund shall be maintained and administered by Franchisor as follows:
          Franchisor shall direct all marketing programs, with sole discretion over the concepts, materials, and media used in such programs and the placement and allocation thereof. Franchisor is not obligated, in administering the System Ad Fund, to make expenditures for Franchisee which are equivalent or proportionate to Franchisee’s contribution, or to ensure that any particular Franchisee benefits directly or pro rata from expenditures by the System Ad Fund.
          The System Ad Fund, all contributions thereto, and any earnings thereon, shall be used exclusively to meet any and all costs of maintaining, administering, directing, conducting, and preparing marketing, advertising, public relations, and/or promotional programs and materials, and any other activities including socially responsible activities, which Franchisor believes will enhance the image of the System, including, among other things, the costs of preparing and conducting media marketing campaigns; direct mail advertising; marketing surveys and other public relations activities; employing advertising and/or public relations agencies to assist therein; sponsorship of organizations and events; purchasing promotional items; conducting and administering in-store promotions; and providing promotional and other marketing materials and services to the Cosi Restaurants operating under the System.
          Franchisee shall contribute to the System Ad Fund by separate payment made payable (or as otherwise directed for payment) to Franchisor. All sums paid by Franchisee to the System Ad Fund shall be accounted for separately and shall not be used to defray any of the expenses of Franchisor, except for such reasonable costs, salaries and overhead, if any, as Franchisor may incur in activities reasonably related to the direction and implementation of the System Ad Fund and marketing programs for operators and the System, including costs of personnel for creating and implementing marketing, advertising, and promotional programs. The System Ad Fund and any earnings from it shall not otherwise inure to the benefit of Franchisor. Franchisor shall maintain separate bookkeeping accounts for the System Ad Fund.
          Franchisor, upon request, shall provide Franchisee with an annual accounting of System Ad Fund receipts and disbursements.
          Franchisor reserves the right, in its sole discretion, to discontinue the System Ad Fund upon written notice to Franchisee.
          Franchisor may, but is not required to, make available to Franchisee from time to time, marketing plans and promotional materials, including newspaper mats, coupons, merchandising materials, sales aids, point-of-purchase materials, special promotions, direct mail materials, and similar marketing and promotional materials produced from contributions to the System Ad Fund. Franchisee acknowledges and agrees that it shall be reasonable for Franchisor to not provide any such materials to Franchisee during any period in which Franchisee is in not in full compliance with its obligations to contribute to the System Ad Fund. Additionally, if monies of the System Ad Fund are used to produce point of sale materials, or other samples or other promotional materials and items, Franchisor may, on the behalf of the System Ad Fund, sell such items to franchisees in the System at a reasonable price, and any proceeds from the sale of such items or materials shall be contributed to the System Ad Fund.
     Market Ad Fund. Franchisor shall have the right to designate any geographical area for purposes of establishing a regional or local market advertising fund (“Market Ad Fund”). If a Market Ad Fund is established for the geographic area in which the Franchised Restaurant is located, Franchisee shall become a member of such Market Ad Fund within thirty (30) days after the date on which the Market Ad Fund commences operation, or at the time the Franchisee commences operation hereunder. In no event shall Franchisee be required to be a member of more than one (1) Market Ad Fund. The following provisions shall apply to each such Market Ad Fund:
          Each Market Ad Fund shall be organized and governed in a form and manner, and shall commence operations on a date, approved in advance by Franchisor in writing. Unless otherwise specified by Franchisor, the activities carried on by each Market Ad Fund shall be decided by a majority vote of its members. Any Cosi Restaurant that Franchisor operates in the region shall have the same voting rights as those owned by its franchisees. Each Cosi Restaurant owner shall be entitled to cast one (1) vote for each Cosi Restaurant its owns that belongs to the Market Ad Fund. Any disputes arising among or between Franchisee, other franchisees in the Market Ad Fund, and/or the Market Ad Fund, shall be resolved in accordance with the rules and procedures set forth in the Market Ad Fund’s governing documents.
          Each Market Ad Fund shall be organized for the exclusive purpose of administering regional or local advertising programs and developing, subject to Franchisor’s approval, standardized promotional materials for use by the members in local advertising and promotion.
          Franchisee shall contribute to the Market Ad Fund in such amounts as Franchisor may specify pursuant to Section 13.1 above, unless the members of the Market Ad Fund, by a majority vote conducted in accordance with the rules, bylaws, or other governing documents of the Market Ad Fund, agree to an increase the Market Ad Fund contribution to a rate in excess of the amount required by Franchisor.
          Franchisee shall submit its required contributions to the Market Ad Fund at the time required by Franchisor, together with such statements or reports as may be required by Franchisor or by the Market Ad Fund with Franchisor’s prior written approval. If so requested by Franchisor in writing, Franchisee shall submit its payments and reports to the Market Ad Fund directly to Franchisor for distribution to the Market Ad Fund.
          Franchisor maintains the right to terminate any Market Ad Fund. A Market Ad Fund shall not be terminated, however, until either: (a) all monies in that Market Ad Fund have been expended for advertising and/or promotional purposes; or (b) Franchisor has transferred the unexpended monies to the System Ad Fund in the event there are no longer any Cosi Restaurants operating within the geographic area covered by such Market Ad Fund.
     Local Advertising. Franchisee shall comply with the following with respect to “local advertising and promotion” for the Franchised Restaurant:
          Franchisee shall spend on an annual basis such amounts as Franchisor may specify in accordance with Section 13.1 above. Franchisee shall account for such expenditures on a routine basis and shall prepare, in accordance with the schedule and procedures specified by Franchisor from time to time, detailed reports describing the amount of money expended on local advertising and promotion during such previous period. Franchisee shall maintain all such statements, reports and records, and shall submit same to Franchisor as Franchisor may specify in the Manuals or otherwise request of Franchisee. Additionally, at the request of Franchisor, Franchisee shall submit bills, statements, invoices, or other documentation satisfactory to Franchisor to evidence Franchisee’s advertising or marketing activities.
          As used in this Agreement, the term “local advertising and promotion” shall refer to advertising and promotion related directly to the Franchised Restaurant, and shall, unless otherwise specified, consist only of the direct costs of purchasing advertising materials (including, but not limited to, camera-ready advertising and point of sale materials), media (space or time), promotion, direct out-of-pocket expenses related to costs of advertising and sales promotion (including, but not limited to, advertising agency fees and expenses, cash and “in-kind” promotional payments to landlords, postage, shipping, telephone, and photocopying), and such other activities and expenses as Franchisor, in its sole discretion, may specify. Franchisor may provide to Franchisee, in the Manuals or otherwise in writing information specifying the types of advertising and promotional activities and costs which shall not qualify as “local advertising and promotion,” including, without limitation, the value of advertising coupons, and the costs of products provided for free or at a reduced charge for charities or other donations.
          Upon written notice to Franchisee, Franchisor may require Franchisee to participate in mandatory promotions as Franchisor may develop and implement from time to time.
     Grand Opening Advertising. In addition to the Advertising Obligation, Franchisee shall expend a minimum of Five Thousand Dollars ($5,000) for grand opening advertising and promotional programs in conjunction with the Franchised Restaurant’s initial grand opening, pursuant to a grand opening marketing plan developed by Franchisor or developed by Franchisee and approved in writing by Franchisor (the “Grand Opening Advertising Program”). The Grand Opening Advertising Program shall be executed and completed within one (1) month after the Franchised Restaurant commences operation. Franchisee shall submit to Franchisor, for Franchisor’s prior written approval, a marketing plan and samples of all advertising and promotional material not prepared or previously approved by Franchisor. For the purpose of this Agreement, the Grand Opening Advertising Program shall be considered local advertising and promotion, as provided under Section 13.4 above. Franchisor reserves the right to require Franchisee to deposit with Franchisor the funds required under this Section 13.5 to distribute as may be necessary to conduct the Grand Opening Advertising Program.

     Standards for Advertising. All advertising, marketing and promotion to be used by Franchisee, the System Ad Fund or any Market Ad Fund shall be in such media and of such type and format as Franchisor may approve, shall be conducted in a dignified manner, and shall conform to such standards and requirements as Franchisor may specify. Franchisee shall not use any marketing or promotional plans or materials that are not provided by Franchisor unless and until Franchisee has submitted the materials to Franchisor, pursuant to the procedures and terms set forth in Section 13.7 herein.
     Franchisor’s Approval of Proposed Plans and Materials. If Franchisee desires to use marketing and promotional plans and materials that have not been provided or previously approved by Franchisor, Franchisee shall submit samples of all such marketing and promotional plans and materials to Franchisor (as provided in Section 24 herein) for prior approval (except with respect to prices to be charged). If written notice of disapproval is not received by Franchisee from Franchisor within five (5) business days of the date of receipt by Franchisor of such samples or materials, Franchisor shall be deemed to have approved them.
     Directory Listings. Franchisee shall, at its expense and in addition to its expenditures for local advertising and promotion, obtain listings in the white and yellow pages of local telephone directories. Franchisee shall comply with Franchisor’s specifications concerning such listings, including the form and size of such listings, and the number of directories in which such listings shall be placed. Additionally, Franchisee shall be required to obtain listings in and/or advertise with Franchisor and other franchisees in the System, on electronic yellow page directories and other on-line directories as Franchisor may designate. Franchisor reserves the right to place such, and subsequently modify or remove, on-line listings and advertisements on behalf of Franchisee. For any listings or advertisements posted by or on behalf of Franchisee, Franchisee shall promptly pay, upon demand by Franchisor, its pro-rata share of the costs. Additionally, these activities may be carried out through the use of the System Ad Fund.
     Ownership of Advertising Plans and Materials. Franchisee acknowledges and agrees that any and all copyrights in and to advertising and promotional materials developed by or on behalf of Franchisee which bear the Proprietary Marks shall be the sole property of Franchisor, and Franchisee agrees to execute such documents (and, if necessary, require its independent contractors to execute such documents) as may be deemed reasonably necessary by Franchisor to give effect to this provision. Any advertising, marketing, promotional, public relations, or sales concepts, plans, programs, activities, or materials proposed or developed by Franchisee for the Franchised Restaurant or the System and approved by Franchisor may be used by Franchisor and other operators under the System of Franchisor without any compensation to Franchisee.
INSURANCE
     Insurance. Franchisee shall procure at its expense and maintain in full force and effect during the term of this Agreement, an insurance policy or policies protecting Franchisee and Franchisor, and their officers, directors, partners and employees against any loss, liability, personal injury, death, or property damage or expense whatsoever arising or occurring upon or in connection with Franchisee’s operations and the Franchised Restaurant, as Franchisor may reasonably require for their own and Franchisee’s protection. Franchisor and such of its respective affiliates shall be named additional insured in such policy or policies.
     Coverages. Such policy or policies shall be written by an insurance company satisfactory to Franchisor in accordance with standards and specifications set forth in the Manual or otherwise in writing; provided, however, that Franchisor shall have the right to designate from time to time, one or more insurance companies as the insurance carrier(s) for Cosi Restaurants, and if required by Franchisor, Franchisee shall be obtain its insurance coverage from the designated insurance company (or companies). The policy or policies shall include, at a minimum (except as different coverages, umbrella coverages, and policy limits may reasonably be specified for all Franchisees from time to time by Franchisor in the Manual or otherwise in writing) the following:
          Builder’s risk insurance that satisfies the standards and specifications set forth by Franchisor in the Manual or otherwise in writing to cover any period(s) of renovation or construction at the Franchised Restaurant.
          All risks coverage insurance on the Franchised Restaurant and all fixtures, equipment, supplies and other property used in the operation of the Franchised Restaurant, for full repair and replacement value of the equipment, improvements and betterments, without any applicable co-insurance clause, except that an appropriate deductible clause shall be permitted.
          Worker’s compensation and employer’s liability insurance as well as such other insurance as may be required by statute or rule of the state in which the Franchised Restaurant is located and operated. If Franchisee is permitted to and elects not to have worker’s compensation insurance for its owners and officers, Franchisee shall have alternative coverages at all times for work-related injuries.

          Comprehensive general liability insurance with limits of at least One Million Dollars ($1,000,000) per occurrence, and Two Million Dollars ($2,000,000) general aggregate, and product liability insurance with limits of at least Two Million Dollars ($2,000,000) general aggregate limit including the following coverages: personal injury (employee and contractual inclusion deleted); products/completed operation; and tenant’s legal liability; insuring Franchisor and Franchisee against all claims, suits, obligations, liabilities and damages, including attorneys’ fees, based upon or arising out of actual or alleged personal injuries or property damage resulting from, or occurring in the course of, or on or about or otherwise relating to the Franchised Restaurant, provided that the required amounts herein may be modified from time to time by Franchisor to reflect inflation or future experience with claims.
          Automobile liability insurance, and property damage liability, including owned, non-owned, and hired vehicle coverage, with at least One Million Dollars ($1,000,000) combined single limit, and Two Million Dollars ($2,000,000) general aggregate limit.
          Host liquor liability (if Franchisee shall offer alcohol at the Franchised Restaurant) with at least One Million Dollars ($1,000,000) per occurrence.
          Excess liability coverage over general liability, automobile liability, liquor liability and employer’s liability, with at least One Million Dollars ($1,000,000) per occurrence.
          Such insurance and types of coverage as may be required by the terms of any lease for the Premises, or as may be required from time to time by Franchisor.
          Business interruption insurance for actual losses sustained.
     Certificates of Insurance. The insurance afforded by the policy or policies respecting liability shall not be limited in any way by reason of any insurance which may be maintained by Franchisor. Prior to commencing any renovations or construction at the Franchised Restaurant, Franchisee shall provide Franchisor with a Certificate of Insurance for the builder’s risk insurance required under Section 14.2.1. At least thirty (30) days prior to the opening of the Franchised Restaurant, but in no event later than the date on which Franchisee acquires an interest in the real property on which it will develop and operate the Franchised Restaurant, and thereafter on an annual basis, Franchisee shall provide Franchisor with a Certificate of Insurance showing compliance with the foregoing requirements (except with respect to the builder’s risk insurance, which shall have already been in effect pursuant to Section 14.2.1 above). Such certificate shall state that said policy or policies will not be canceled or altered without at least thirty (30) days prior written notice to Franchisor and shall reflect proof of payment of premiums. Maintenance of such insurance and the performance by Franchisee of the obligations under this Paragraph shall not relieve Franchisee of liability under the indemnity provision set forth in this Agreement. Franchisee acknowledges that minimum limits as required above may be modified by Franchisor in its sole discretion from time to time, by written notice to Franchisee.
     Franchisor’s Right to Procure Insurance for Franchisee. Should Franchisee, for any reason, not procure and maintain such insurance coverage as required by this Agreement, Franchisor shall have the right and authority (without, however, any obligation to do so) immediately to procure such insurance coverage and to charge same to Franchisee, which charges, together with a reasonable fee for expenses incurred by Franchisor in connection with such procurement, shall be payable by Franchisee immediately upon notice.
TRANSFER OF INTEREST
     Franchisor’s Rights to Transfer. Franchisor shall have the right to transfer or assign this Agreement and all or any part of its rights or obligations herein to any person or legal entity, and any designated assignee of Franchisor shall become solely responsible for all obligations of Franchisor under this Agreement from the date of assignment. In addition, and without limitation to the foregoing, Franchisee expressly affirms and agrees that Franchisor may sell its assets, its Proprietary Marks, or its System; may sell its securities in a public offering or in a private placement; may merge, acquire other corporations, or be acquired by another corporation; and may undertake a refinancing, recapitalization, leveraged buy-out, or other economic or financial restructuring.
     No Transfers Without Franchisor’s Approval. Franchisee understands and acknowledges that the rights and duties set forth in this Agreement are personal to Franchisee or the Principals of Franchisee if Franchisee is not an individual, and that Franchisor has granted this franchise in reliance on Franchisee’s or Franchisee’s Principals’ business skill, financial capacity, and personal character. Accordingly:
          Franchisee shall not, without the prior written consent of Franchisor, transfer, pledge or otherwise encumber: (a) the rights and/or obligations of Franchisee under this Agreement; or (b) any material asset of Franchisee or the Franchised Restaurant.

          If Franchisee is a corporation or limited liability company, Franchisee shall not, without the prior written consent of Franchisor, issue any voting securities or securities convertible into voting securities, and the recipient of any such securities shall become a Principal under this Agreement, if so designated by Franchisor.
          If Franchisee is a partnership or limited partnership, the partners of the partnership shall not, without the prior written consent of Franchisor, admit additional general partners, remove a general partner, or otherwise materially alter the powers of any general partner. Each general partner shall automatically be deemed a Principal of Franchisee.
          A Principal shall not, without the prior written consent of Franchisor, transfer, pledge or otherwise encumber any interest of the Principal in Franchisee, as such is identified in Exhibit C.
     Conditions on Transfer. Franchisor shall not unreasonably withhold any consent required by Section 15.2 above; provided, that if the proposed transfer alone or together with other previous, simultaneous, or proposed transfers would have the effect of changing control of Franchisee, results in the assignment of the rights and obligations of Franchisee under this Agreement, or transfers the ownership interest in all or substantially all of the assets of the Franchised Restaurant or the business franchised hereunder, Franchisor shall have the right to require any or all of the following as conditions of its approval:
          All of Franchisee’s monetary obligations and all other outstanding obligations to Franchisor, its affiliates, and the approved suppliers of the System have been satisfied in full;
          Franchisee shall not be in default under any provision of this Agreement, any other agreement between Franchisee and Franchisor or its affiliate, the approved suppliers of the System, or the lessor (or sublessor) for the Premises;
          Each transferor (and, if the transferor is other than an individual, the transferor and such owners of beneficial interest in the transferor as Franchisor may request) shall have executed a general release in a form satisfactory to Franchisor of any and all claims against Franchisor and its affiliates and their respective officers, directors, agents, and employees;
          The transferee of a Principal shall be designated as a Principal and each transferee who is designated a Principal shall enter into a written agreement, in a form satisfactory to Franchisor, agreeing to be bound as a Principal under the terms of this Agreement as long as such person or entity owns any interest in Franchisee. Additionally, the transferee and/or such owners of the transferee as Franchisor may request, shall guarantee the performance of the transferee’s obligations in writing in a form satisfactory to Franchisor;
          The transferee shall demonstrate to Franchisor’s satisfaction that the terms of the proposed transfer do not place an unreasonable financial or operational burden on the transferee, and that the transferee (or, if the transferee is other than an individual, such owners of beneficial interest in the transferee as Franchisor may request) meets Franchisor’s then-current application qualifications (which may include educational, managerial, socially responsible, and business standards, good moral character, business reputation, and credit rating); has the aptitude and ability to operate the Franchised Restaurant and absence of conflicting interests; and has adequate financial resources and capital to operate the Franchised Restaurant;
          At Franchisor’s option, Franchisee shall execute the form of franchise agreement then being offered to new System franchisees, and such other ancillary agreements required by Franchisor for the business franchised hereunder, which agreements shall supersede this Agreement and its ancillary documents in all respects, and the terms of which may differ from the terms of this Agreement including, without limitation, a higher and/or additional fees;
          If so requested by Franchisor, Franchisee, at its expense, shall upgrade the Franchised Restaurant, and other equipment to conform to the then-current standards and specifications of new Cosi Restaurants then-being established in the System, and shall complete the upgrading and other requirements within the time specified by Franchisor.
          The transferor shall remain liable for all of the obligations to Franchisor in connection with the Franchised Restaurant that arose prior to the effective date of the transfer and shall execute any and all instruments reasonably requested by Franchisor to evidence such liability;

          The transferee (and, if the transferee is not an individual, such Principals of the transferee as Franchisor may request) and the transferee’s manager (if applicable) shall, at the transferee’s expense, successfully attend and successfully complete any training programs then in effect for operators and managers upon such terms and conditions as Franchisor may reasonably require;
          Franchisee shall pay a transfer fee in an amount equal to fifty percent (50%) of Franchisor’s then-current initial franchise fee to compensate Franchisor for its expenses incurred in connection with the transfer.
          The transferor(s), at the request of Franchisor, shall agree in writing to comply with the covenants set forth in Section 18 below.
     Additional Terms. For any transfer not covered by Section 15.3, each transferee shall, in addition to the requirement of obtaining Franchisor’s consent as provided in Section 15.2 , be subject to the requirements of Sections 15.3.3 and 15.3.4 above (with respect to execution of releases and personal guarantees).
     Security Interests. Neither Franchisee nor any Principal shall grant a security interest in, or otherwise encumber, any of the assets or securities of Franchisee, including the Franchised Restaurant unless Franchisee satisfies the requirements of Franchisor, which include, without limitation, execution of an agreement by the secured party in which it acknowledges the creditor’s obligations under this Section 15, and agrees that in the event of any default by Franchisee under any documents related to the security interest, Franchisor shall have the right and option (but not the obligation) to be substituted as obligor to the secured party and to cure any default of Franchisee, and, in the event Franchisor exercises such option, any acceleration of indebtedness due to Franchisee’s default shall be void.
     Right of First Refusal. If Franchisee or any Principal desires to accept any bona fide offer from a third party to purchase Franchisee, any material asset of Franchisee, or any direct or indirect interest in Franchisee, Franchisee or such Principal shall promptly notify Franchisor, and shall provide such information and documentation relating to the offer as Franchisor may require. Franchisor shall have the right and option, exercisable within thirty (30) days after receipt of the written transfer request and the required information and documentation related to the offer (including any information that Franchisor may reasonably request to supplement or clarify information provided to Franchisor with the written transfer request), to send written notice to the seller that Franchisor intends to purchase the seller’s interest on the same terms and conditions offered by the third party; provided, however, a spouse, domestic partner, parent or child of the seller shall not be considered a third party for purposes of this Section 15.6. If Franchisor elects to purchase the seller’s interest, closing on such purchase shall occur within forty-five (45) days from the date of notice to the seller of the election to purchase by Franchisor, or, if longer, on the same timetable as contained in the bona fide offer.
          Any material change thereafter in the terms of the offer from the third party or by Franchisee, or a change in the identity of the third party shall constitute a new offer subject to the same rights of first refusal by Franchisor as in the case of the third party’s initial offer. Failure of Franchisor to exercise the option afforded by this Section 15.6 shall not constitute a waiver of any other provision of this Agreement, including all of the requirements of this Section 15, with respect to a proposed transfer.
          If the consideration, terms, and/or conditions offered by a third party are such that Franchisor may not reasonably be required to furnish the same consideration, terms, and/or conditions, then Franchisor may purchase the interest proposed to be sold for the reasonable equivalent in cash. If the parties cannot agree within a reasonable time on the reasonable equivalent in cash of the consideration, terms, and/or conditions offered by the third party, Franchisor shall designate an independent appraiser to make a binding determination. The cost of any such appraisal shall be shared equally by Franchisor and Franchisee. If Franchisor elects to exercise its right under this Section 15.6, Franchisor shall have the right to set off all amounts due from Franchisee, and one-half (1/2) of the cost of the appraisal, if any, against any payment to the seller.
     Death of a Principal. Upon the death of a Principal, the deceased’s executor, administrator, or other personal representative shall transfer the deceased’s interest to a third party approved by Franchisor within twelve (12) months after the death. If no personal representative is designated or appointed or no probate proceedings are instituted with respect to the deceased’s estate, then the distributee of such interest must be approved by Franchisor. If the distributee is not approved by Franchisor, then the distributee shall transfer the deceased’s interest to a third party approved by Franchisor within twelve (12) months after the deceased’s death.
     Permanent Disability of Controlling Principal. Upon the permanent disability of any Principal with a controlling interest in Franchisee, Franchisor shall have the right to require such interest to be transferred to a third party in accordance with the conditions described in this Section 15 within six (6) months after notice to Franchisee. “Permanent Disability” shall mean any physical, emotional, or mental injury, illness, or incapacity that would prevent a person from performing the obligations set forth in this Agreement for at least six (6) consecutive months and from which condition recovery within six (6) consecutive months from the date of determination of disability is unlikely. Permanent disability shall be determined by a licensed practicing physician selected by Franchisor upon examination of such person or, if such person refuses to be examined, then such person shall automatically be deemed permanently disabled for the purposes of this Section 15.8 as of the date of refusal. Franchisor shall pay the cost of the required examination.
     Notice to Franchisor of Death or Permanent Disability. Upon the death or permanent disability any Principal of Franchisee, such person or his representative shall promptly notify Franchisor of such death or claim of permanent disability. Any transfer upon death or permanent disability shall be subject to the same terms and conditions as any inter vivos transfer.
     Limited Exceptions. Notwithstanding anything to the contrary in this Section 15:
          Franchisee shall not be required to pay the transfer fee due under Section 15.3.10 above, if the transferee: (a) is a spouse, domestic partner, parent, or direct lineal descendant or sibling of Franchisee or of a Principal of Franchisee (or more than one of such persons), provided that the transferee has been involved in, and is knowledgeable regarding, the operations of the Franchised Restaurant; (b) is a Principal of Franchisee; or (c); is a transferee under Sections 15.7 or 15.8 above.
          If Franchisee is an individual and seeks to transfer this Agreement to a corporation, partnership, or limited liability company formed for the convenience of ownership, the conditions of Sections 15.3.6 (signing a new franchise agreement), 15.3.7 (upgrading the Franchised Restaurant), and 15.3.10 (transfer fee) shall not apply, and Franchisee may undertake such transfer, provided that Franchisee owns one hundred percent (100%) of the equity interest in the transferee entity, and the Franchisee personally guarantees, in a written guaranty satisfactory to Franchisor, the performance of the obligations of the Franchisee under the Franchise Agreement.
     Securities Offerings. All materials required for any offering of securities or partnership interests in Franchisee by federal or state law shall be submitted to Franchisor by the offeror for review prior to filing with any government agency; and any materials to be used in any exempt offering shall be submitted to Franchisor for review prior to their use. No offering shall imply, by use of the Proprietary Marks or otherwise, that Franchisor is participating in an underwriting, issuance, or offering of securities of either Franchisee or Franchisor; and review by Franchisor of any offering shall be limited solely to the subject of the relationship between Franchisee and Franchisor. At its option, Franchisor may require the offering materials to contain written statements or disclaimers prescribed by Franchisor including, but not limited to, any limitations stated above in this paragraph. Franchisee and the other participants in the offering must fully indemnify Franchisor in connection with the offering. For each proposed offering, Franchisee shall reimburse Franchisor for its actual costs and expenses associated with reviewing the proposed offering materials, including legal and accounting fees. Franchisee shall give Franchisor written notice at least sixty (60) days prior to the date of commencement of any offering or other transaction covered by this Section 15.11. Any such offering shall be subject to prior written consent of Franchisor and right of first refusal as provided in Section 15.6.
     No Waiver. The consent of Franchisor to any transfer pursuant to this Section 15 shall not constitute a waiver of any claims it may have against the transferring party, nor shall it be a waiver of the right of Franchisor to demand exact compliance with any of the terms of this Agreement by the transferor or transferee.
     Bankruptcy. If Franchisee or any person holding any interest (direct or indirect) in Franchisee becomes a debtor in a proceeding under the U.S. Bankruptcy Code or any similar law in the U.S. or elsewhere, it is the parties’ understanding and agreement that any transfer of the ownership of Franchisee, Franchisee’s obligations and/or rights hereunder and/or any material assets of Franchisee, shall be subject to all of the terms of this Section 15.
     No Transfers in Violation of Law. Notwithstanding anything to the contrary in this Agreement, no transfer shall be made if the transferee, any of its affiliates, or the funding sources for either is a person or entity designated with whom Franchisor, or any of its affiliates, are prohibited by law from transacting business.
DEFAULT AND TERMINATION
     Automatic Termination. Franchisee shall be in default under this Agreement, and all rights granted to Franchisee herein shall automatically terminate without notice to Franchisee, if Franchisee shall become insolvent or make a general assignment for the benefit of creditors; if a petition in bankruptcy is filed by Franchisee or such a petition is filed against and not opposed by Franchisee; if Franchisee is adjudicated a bankrupt or insolvent; if a bill in equity or other proceeding for the appointment of a receiver of Franchisee or other custodian for Franchisee’s business or assets is filed and consented to by Franchisee; if a receiver or other custodian (permanent or temporary) of Franchisee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; if proceedings for a composition with creditors under any state or federal law should be instituted by or against Franchisee; if a final judgment remains unsatisfied or of record for thirty (30) days or longer (unless supersedeas bond is filed); if Franchisee is dissolved; if execution is levied against Franchisee’s business or property; if suit to foreclose any lien or mortgage against the Premises or equipment is instituted against Franchisee and not dismissed within thirty (30) days; or if the real or personal property of the Franchised Restaurant shall be sold after levy thereupon by any sheriff, marshal, or constable.
     Termination Upon Notice. Franchisee shall be deemed to be in default and Franchisor may, at its option, terminate this Agreement and all rights granted hereunder, without affording Franchisee any opportunity to cure the default, effective immediately upon the provision of notice to Franchisee (in the manner provided under Section 24 hereof), upon the occurrence of any of the following events of default:
          If Franchisee fails to complete all pre-opening obligations and to open the Franchised Restaurant within the time limits as provided in Section 5.2 above;
          If Franchisee or any of its Principals is convicted of a felony, a crime involving moral turpitude, or any other crime or offense that Franchisor believes is reasonably likely to have an adverse effect on the System, the Proprietary Marks, the Products, the goodwill associated therewith, or the interest of Franchisor therein;
          If a threat or danger to public health or safety results from the construction, maintenance, or operation of the Franchised Restaurant;
          If Franchisee’s action or inaction, at any time, results in the loss of the right to possession of the Premises, or forfeiture of the right to do or transact business in the jurisdiction where the Franchised Restaurant is located;
          If Franchisee or any Principal purports to transfer any rights or obligations under this Agreement or any interest to any third party in a manner that is contrary to the terms of Section 15 hereof;
          If Franchisee knowingly maintains false books or records, or knowingly submits any false statements or reports to Franchisor;
          If, contrary to the terms of Sections 9 or 10 hereof, Franchisee discloses or divulges the contents of the Manuals or other confidential information provided to Franchisee by Franchisor;
          If Franchisee fails to comply with the covenants in Section 18.2 below or fails to timely obtain execution of the covenants required under Section 18.5 below;
          If Franchisee misuses or makes any unauthorized use of the Proprietary Marks or any other identifying characteristics of the System, or if Franchisee otherwise operates the Franchised Restaurant in a manner that materially impairs the reputation or goodwill associated with the System, Proprietary Marks, Products, or the rights of Franchisor therein;
          If Franchisee, after curing a default pursuant to Sections 16.3 or 16.4 hereof, commits the same default again, whether or not cured after notice.
          If Franchisee commits three (3) or more defaults under this Agreement in any twelve (12) month period, whether or not each such default has been cured after notice (this provision in no way limits Section 16.2.10 above);
          If Franchisee at any time ceases to operate or otherwise abandons the Franchised Restaurant for a period of three (3) consecutive days unless such closure is approved in writing by Franchisor, or excused by force majeure.
          If Franchisee breaches any material provision of this Agreement which breach is not susceptible to cure.
     Notice and Opportunity to Cure — 7 Days. Upon the occurrence of any of the following events of default, Franchisor may, at its option, terminate this Agreement by giving written notice of termination (in the manner set forth under Section 24 hereof) stating the nature of the default to Franchisee at least seven (7) days prior to the effective date of termination; provided, however, that Franchisee may avoid termination by immediately initiating a remedy to cure such default, curing it to the satisfaction of Franchisor, and by promptly providing proof thereof to Franchisor within the seven (7) day period. If any such default is not cured within the specified time, or such longer period as applicable law may require, this Agreement shall terminate without further notice to Franchisee, effective immediately upon the expiration of the seven (7) day period or such longer period as applicable law may require.

          If Franchisee fails, refuses, or neglects promptly to pay any monies owing to Franchisor or its affiliates when due;
          If Franchisee refuses to permit Franchisor to inspect the Premises, or the books, records, or accounts of Franchisee upon demand; or
          If Franchisee fails to operate the Franchisor during such days and hours specified in the Manuals (this provision in no way limits Section 16.2.12.
     Notice and Opportunity to Cure -30 Days. Except as otherwise provided in Sections 16.1, 16.2 and 16.3 of this Agreement, upon any other default by Franchisee, Franchisor may terminate this Agreement by giving written notice of termination (in the manner set forth under Section 24 hereof) stating the nature of the default to Franchisee at least thirty (30) days prior to the effective date of termination; provided, however, that Franchisee may avoid termination by immediately initiating a remedy to cure such default, curing it to the satisfaction of Franchisor, and by promptly providing proof thereof to Franchisor within the thirty (30) day period. If any such default is not cured within the specified time, or such longer period as applicable law may require, this Agreement shall terminate without further notice to Franchisee, effective immediately upon the expiration of the thirty (30) day period or such longer period as applicable law may require.
OBLIGATIONS UPON TERMINATION OR EXPIRATION
     Upon termination or expiration of this Agreement, all rights granted hereunder to Franchisee shall terminate, and:
     Stop Operating. Franchisee shall immediately cease to operate the Franchised Restaurant, and shall not thereafter, directly or indirectly, represent to the public or hold itself out as a present or former operator of Franchisor in connection with the promotion or operation of any other business.
     Stop Using the System. Franchisee shall immediately and permanently cease to use, in any manner whatsoever, any confidential methods, procedures, and techniques associated with the System; the Proprietary Mark “Cosi” and all other Proprietary Marks and distinctive forms, slogans, signs, symbols, and devices associated with the System. In particular, Franchisee shall cease to use all signs, marketing materials, displays, stationery, forms, products, and any other articles which display the Proprietary Marks.
     Cancel Assumed Names. Franchisee shall take such action as may be necessary to cancel any assumed name registration or equivalent registration obtained by Franchisee which contains the mark “Cosi” or any other Proprietary Marks, and Franchisee shall furnish Franchisor with evidence satisfactory to Franchisor of compliance with this obligation within five (5) days after termination or expiration of this Agreement.
     The Premises. If Franchisee leased the Premises, Franchisee shall, at the option of Franchisor, assign to Franchisor any interest which Franchisee has in any lease or sublease for the Premises. If Franchisee owns the Premises, Franchisee shall, at the option of Franchisor, sell or lease the Premises to Franchisor at the then-current fair market value for, as applicable, the purchase or lease of the Premises. If the parties cannot agree on fair market value (for, as applicable, the purchase or lease of the premises) within a reasonable time, an independent appraiser acceptable to Franchisee shall be designated by Franchisor, and his determination shall be binding. If Franchisor elects to exercise any option to lease or purchase herein provided, it shall have the right to set off all amounts due from Franchisee under this Agreement, and the costs of the appraisal, if any, against any payment(s) therefore. In the event Franchisor does not elect to exercise its option to acquire the Premises, by lease or purchase, Franchisee shall make such modifications or alterations to the Premises immediately upon termination or expiration of this Agreement as may be necessary to distinguish the appearance of the Premises from that of Cosi Restaurants under the System, and shall make such specific additional changes thereto as Franchisor may reasonably request for that purpose. In the event Franchisee fails or refuses to comply with the requirements of this Section 17.4, Franchisor shall have the right to enter upon the Premises, without being guilty of trespass or any other tort, for the purpose of making or causing to be made such changes as may be required, at the expense of Franchisee, which expense Franchisee agrees to pay upon demand. Additionally, if Franchisor does not elect to exercise the option to acquire the Premises by lease or purchase, Franchisee shall comply with Section 18.3 below regarding a Competitive Business (as defined in Section 18.2.3 below).
     Phone Numbers and Directory Listings. In addition, Franchisee shall cease use of all telephone numbers and any domain names, websites, e-mail addresses, and any other identifiers, whether or not authorized by Franchisor, used by Franchisee while operating the Franchised Restaurant, and shall promptly execute such documents or take such steps necessary to remove reference to the Franchised Restaurant from all trade or business telephone directories, including “yellow” and “white” pages, or at Franchisor’s request transfer same to Franchisor. Franchisee hereby authorizes Franchisor to instruct issuers of any telephone and internet domain name services, and other providers to transfer any such telephone numbers, domain names, websites, addresses, and any other identifiers to Franchisor upon termination of this Agreement, without need for any further approval from Franchisee. Without limiting the foregoing, if requested by Franchisor, Franchisee shall provide, during the term or upon termination of this Agreement, written confirmation of

Franchisor’s rights under this Section 17.5. Franchisee agrees that it shall sign such documents and do such things (without cost to Franchisee) that may be reasonably requested by Franchisor in order to implement this Section 17.5.
     No Use of Proprietary Marks or Trade Dress in other Businesses. Franchisee agrees, in the event it continues to operate or subsequently begins to operate any other business, not to use any reproduction, counterfeit, copy, or colorable imitation of the Proprietary Marks, either in connection with such other business or the promotion thereof, which, in the sole discretion of Franchisor, is likely to cause confusion, mistake, or deception, or which, in the sole discretion of Franchisor, is likely to dilute the rights of Franchisor in and to the Proprietary Marks. Franchisee further agrees not to utilize any designation of origin, description, or representation (including but not limited to reference to Franchisor, the System, or the Proprietary Marks) which, in the sole discretion of Franchisor, suggests or represents a present or former association or connection with Franchisor, the System, or the Proprietary Marks.
     Pay Franchisor All Amounts Due. Franchisee shall promptly pay all sums owing to Franchisor and its affiliates. In the event of termination for any default of Franchisee, such sums shall include all damages, costs, and expenses, including reasonable attorneys’ fees, incurred by Franchisor as a result of the default and termination, which obligation shall give rise to and remain, until paid-in-full, a lien in favor of Franchisor against any and all of the personal property, furnishings, equipment, signs, fixtures, and inventory owned by Franchisee and on the Premises at the time of default.
     Return Manuals and Confidential Information. Franchisee shall, at its own expense, immediately deliver to Franchisor the Manuals and all other records, correspondence, and instructions containing confidential information relating to the operation of the Franchised Restaurant (and any copies thereof, even if such copies were made in violation of this Agreement), all of which are acknowledged to be the property of Franchisor.
     Franchisor’s Option to Purchase Certain Assets. Franchisor shall have the option, to be exercised within thirty (30) days after termination, to purchase from Franchisee any or all of the furnishings, equipment, signs, fixtures, supplies, or inventory of Franchisee related to the operation of the Franchised Restaurant, at the lesser of Franchisee’s cost or fair market value. The cost for such items shall be determined based upon a five (5) year straight-line depreciation of original costs. For equipment that is five (5) or more years old, the parties agree that fair market value shall be deemed to be ten percent (10%) of the equipment’s original cost. If Franchisor elects to exercise any option to purchase herein provided, it shall have the right to set off all amounts due from Franchisee.
     Comply with Covenants. Franchisee and Principals shall comply with the covenants contained in Section 18.3 of this Agreement.
COVENANTS
     Full Time and Best Efforts. Franchisee covenants that, during the term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee (or, if Franchisee is not an individual, the Designated Principal) or Franchisee’s fully-trained General Manager shall devote full time and best efforts to the management and operation of the Franchised Restaurant.
     During the Agreement Term. Franchisee specifically acknowledges that, pursuant to this Agreement, Franchisee will receive valuable, specialized training and confidential information, including information regarding the operational, sales, promotional, and marketing methods and techniques of Franchisor and the System. Franchisee covenants that during the term of this Agreement, except as otherwise approved in writing by Franchisor, Franchisee shall not, either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person or legal entity:
          Divert or attempt to divert any present or prospective business or customer of any Cosi Restaurant to any competitor, by direct or indirect inducement or otherwise, or do or perform, directly or indirectly, any other act injurious or prejudicial to the goodwill associated with the Proprietary Marks and the System;
          Employ or seek to employ any person who is at that time employed by Franchisor or by any other franchisee of Franchisor, or otherwise encourage such person to leave his or her employment; or
          Own, maintain, operate, engage in, be employed by, provide any assistance to, or have any more than a one percent (1%) interest in (as owner or otherwise) any Competitive Business (as defined below). A “Competitive Business” shall be consider to be retail food businesses with menu offerings consisting predominantly of salads, sandwiches, or coffee offered in a fast casual environment. Furthermore, Franchisee acknowledges and agrees that Franchisee shall be considered in default under this Agreement and that this Agreement will be subject to termination as provided in Section 16.2.8 herein, in the event that a person in the immediate family (including spouse, domestic partner, parent or child) of Franchisee (or, if Franchisee is other than an individual, each Principal that is subject to these covenants) engages in a Competitive Business that would violate this Section 18.2.3 if such person was subject to the covenants of this Section 18.2.3.

     After the Agreement and After a Transfer. Franchisee covenants that, except as otherwise approved in writing by Franchisor, for a continuous uninterrupted period of two (2) years commencing upon the date of: (a) a transfer permitted under Section 15 of this Agreement; (b) expiration of this Agreement; (c) termination of this Agreement (regardless of the cause for termination); (d) a final order of a duly authorized arbitrator, panel of arbitrators, or a court of competent jurisdiction (after all appeals have been taken) with respect to any of the foregoing or with respect to enforcement of this Section 18.3; or (e) any or all of the foregoing.
          Franchisee shall not either directly or indirectly, for itself, or through, on behalf of, or in conjunction with any person or legal entity, own, maintain, operate, engage in, be employed by, provide assistance to, or have any interest in (as owner or otherwise) any Competitive Business that is, or is intended to be, located at the Approved Location, within the Territory, within a radius of seven hundred fifty (750) feet of any other Cosi Restaurant located in an urban area, or within a radius of one (1) mile of any other Cosi Restaurant located in an suburban area; provided, however, that this provision shall not apply to the operation by Franchisee of any business under the System under a franchise agreement with Franchisor; or
          Franchisee shall not sublease, assign, or sell Franchisee’s interest in any lease, sublease, or ownership of the Premises or assets of the Franchised Restaurant to a third party for the operation of a Competitive Business, or otherwise arrange or assist in arranging for the operation by a third party of a Competitive Business.
     Exception for Ownership in Public Entities. Sections 18.2.3 and 18.3 shall not apply to ownership by Franchisee of a less than five percent (5%) beneficial interest in the outstanding equity securities of any corporation which has securities registered under the Securities Exchange Act of 1934.
     Personal Covenants. At the request of Franchisor, Franchisee shall obtain and furnish to Franchisor executed covenants similar in substance to those set forth in this Section 18 (including covenants applicable upon the termination of a person’s relationship with Franchisee) and the provisions of Sections 10 and 15 of this Agreement (as modified to apply to an individual) from any or all of the following persons: (a) the Designated Principal, (b) all managers and other personnel employed by Franchisee who have received or will receive training and/or other confidential information; (c) all officers, directors, and Principals who have or will receive training or access to confidential information, or who are or may be involved in the management and operation of the Franchised Restaurant. Every covenant required by this Section 18.5 shall be in a form approved by Franchisor, including specific identification of Franchisor as a third-party beneficiary of such covenants with the independent right to enforce them.
     Covenants as Independent Clauses. The parties agree that each of the foregoing covenants shall be construed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Section 18 is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which Franchisor is a party, Franchisee expressly agrees to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made a part of this Section 18.
     Franchisor’s Right to Reduce Scope of the Covenants. Franchisee understands and acknowledges that Franchisor shall have the right, in its sole discretion, to reduce the scope of any covenant set forth in this Section 18, or any portion thereof, without Franchisee’s consent, effective immediately upon receipt by Franchisee of written notice thereof; and Franchisee agrees that it shall comply forthwith with any covenant as so modified, which shall be fully enforceable notwithstanding the provisions of Section 25 hereof.
     Covenants Survive Claims. Franchisee expressly agrees that the existence of any claims it may have against Franchisor, whether or not arising from this Agreement, shall not constitute a defense to the enforcement by Franchisor of the covenants in this Section 18; provided, however, any claims Franchisee may have against Franchisor may be brought in a separate proceeding. Franchisee agrees to pay all costs and expenses (including reasonable attorneys’ fees) incurred by Franchisor in connection with the enforcement of this Section 18.
CORPORATE, LIMITED LIABILITY COMPANY, OR PARTNERSHIP FRANCHISEE
     List of Principals. If Franchisee is a corporation, limited liability company, or partnership, each Principal of Franchisee, and the interest of each Principal in Franchisee, shall be identified in Exhibit C hereto. Franchisee shall maintain a list of all Principals and immediately furnish Franchisor with an update to the information contained in Exhibit C upon any change, which shall be made only in compliance with Section 15 above.
     Guaranties. Such Principals as Franchisor may request shall execute a guaranty, indemnification, and acknowledgment of Franchisee’s obligations under this Agreement in the form attached hereto as Exhibit E. As set forth in Section 8.3, the Designated Principal shall at all times have at least a ten percent (10%) interest in Franchisee.

     Corporations and Limited Liability Companies. If Franchisee is a corporation or limited liability company, Franchisee shall comply with the following requirements:
          Franchisee shall be newly organized and its governing documents shall at all times provide that its activities are confined exclusively to operating the Franchised Restaurant.
          Franchisee shall, upon request of Franchisor, promptly furnished to Franchisor copies of Franchisee’s articles of incorporation, bylaws, articles of organization, operating agreement and/or other governing documents, and any amendments thereto, including the resolution of the Board of Directors or members authorizing entry into this Agreement.
          Franchisee shall maintain stop-transfer instructions against the transfer on its records of any equity securities; and each stock certificate or issued securities of Franchisee shall conspicuously endorse upon its face a statement, in a form satisfactory to Franchisor, which references the transfer restrictions imposed by this Agreement; provided, however, that the requirements of this Section 18.2.3 shall not apply to a publicly-held corporation.
     Partnerships and Limited Liability Partnerships. If Franchisee or any successor to or assignee of Franchisee is a partnership or limited liability partnership, Franchisee shall comply with the following requirements:
          Franchisee shall be newly organized and its partnership agreement shall at all times provide that its activities are confined exclusively to operating the Franchised Restaurant.
          Franchise shall furnish Franchisor with a copy of its partnership agreement as well as such other documents as Franchisor may reasonably request, and any amendments thereto.
          The partners of the partnership shall not, without the prior written consent of Franchisor, admit additional general partners, remove a general partner, or otherwise materially alter the powers of any general partner.
TAXES, PERMITS, AND INDEBTEDNESS
     Taxes. Franchisee shall promptly pay when due all taxes levied or assessed, including unemployment and sales taxes, and all accounts and other indebtedness of every kind incurred by Franchisee in the operation of the Franchised Restaurant. Franchisee shall pay to Franchisor an amount equal to any sales tax, gross receipts tax, or similar tax (other than income tax) imposed on Franchisor with respect to any payments to Franchisor required under this Agreement, unless the tax is credited against income tax otherwise payable by Franchisor.
     Dispute About Taxes. In the event of any bona fide dispute as to Franchisee’s liability for taxes assessed or other indebtedness, Franchisee may contest the validity or the amount of the tax or indebtedness in accordance with procedures of the taxing authority or applicable law, but in no event shall Franchisee permit a tax sale or seizure by levy or execution or similar writ or warrant, or attachment by a creditor, to occur against the Premises of the Franchised Restaurant, or any improvements thereon.
     Compliance with Laws. Franchisee shall comply with all federal, state, and local laws, rules, and regulations, and shall timely obtain any and all permits, certificates, or licenses necessary for the full and proper conduct of the Franchised Restaurant, including licenses to do business, fictitious name registrations, sales tax permits, and fire clearances.
INDEPENDENT CONTRACTOR AND INDEMNIFICATION
     No Fiduciary Relationship. Franchisee is an independent contractor. Franchisor and Franchisee are completely separate entities and are not fiduciaries, partners, joint venturers, or agents of the other in any sense and neither shall have the power to bind the other. No act or assistance given by either party to the other pursuant to this Agreement shall be construed to alter the relationship. Franchisee shall be solely responsible for compliance with all federal, state, and local laws, rules and regulations, and for Franchisee’s policies, practices, and decisions relating to the operation of the Franchised Restaurant.
     Public Notice. During the term of this Agreement, Franchisee shall hold itself out to the public as an independent contractor operating the Franchised Restaurant pursuant to a franchise agreement from Franchisor. Franchisee agrees to take such action as may be necessary to do so, including exhibiting a notice of that fact in a conspicuous place at the Premises, the content of which Franchisor reserves the right to specify.
     No Assumption of Liability. Nothing in this Agreement authorizes Franchisee to make any contract, agreement, warranty, or representation on the behalf of Franchisor, or to incur any debt or other obligation in the name of Franchisor;

and Franchisor shall in no event assume liability for, or be deemed liable hereunder as a result of, any such action; nor shall Franchisor be liable by reason of any act or omission of Franchisee in its operation of the Franchised Restaurant or for any claim or judgment arising therefrom against Franchisee or Franchisor.
     Indemnification. Franchisee shall indemnify and hold Franchisor, Franchisor’s owners and affiliates, and their respective officers, directors, and employees (the “Indemnitees”) harmless against any and all causes of action, claims, losses, costs, expenses, liabilities, litigation, damages or other expenses (including, but not limited to, settlement costs and attorneys’ fees) arising directly or indirectly from, as a result of, or in connection with the operation of the Franchised Restaurant and/or Franchisee’s conduct under this Agreement (notwithstanding any claims that the Indemnitees are or were negligent). Franchisee agrees that with respect to any threatened or actual litigation, proceeding or dispute which could directly or indirectly affect any of the Indemnitees, the Indemnitees shall have the right, but not the obligation, in their discretion, to: (i) choose counsel, (ii) direct, manage and/or control the handling of the matter; and (iii) settle on behalf of the Indemnitees, and/or Franchisee, any claim against the Indemnitees. All vouchers, canceled checks, receipts, receipted bills or other evidence of payments for any such losses, liabilities, costs, damages, charges or expenses of whatsoever nature incurred by any Indemnitee shall be taken as prima facie evidence of Franchisee’s obligation hereunder.
APPROVALS AND WAIVERS
     Approval Requests. Whenever this Agreement requires the prior authorization, approval or consent of Franchisor, Franchisee shall make a timely written request to Franchisor therefor, and such approval or consent must be obtained in writing.
     Non-waiver. No failure of Franchisor to exercise any power reserved to it hereunder, or to insist upon strict compliance by Franchisee with any obligation or condition hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of Franchisor’s right to demand exact compliance with the terms hereof. Waiver by Franchisor of any particular default by Franchisee shall not be binding unless in writing and executed by the party sought to be charged and shall not affect or impair Franchisor’s right with respect to any subsequent default of the same or of a different nature; nor shall any delay, waiver, forbearance, or omission of Franchisor to exercise any power or rights arising out of any breach or default by Franchisee of any of the terms, provisions, or covenants hereof, affect or impair Franchisor’s rights nor shall such constitute a waiver by Franchisor of any right hereunder or of the right to declare any subsequent breach or default. Subsequent acceptance by Franchisor of any payment(s) due to it hereunder shall not be deemed to be a waiver by Franchisor of any preceding breach by Franchisee of any terms, covenants or conditions of this Agreement.
WARRANTIES OF OPERATOR
     Reliance by Franchisor. Franchisor entered into this Agreement in reliance upon the statements and information submitted to Franchisor by Franchisee in connection with this Agreement. Franchisee represents and warrants that all such statements and information submitted by Franchisee in connection with this Agreement are true, correct and complete in all material respects. Franchisee agrees to promptly advise Franchisor of any material changes in the information or statements submitted.
     Compliance with Laws. Franchisee represents and warrants to Franchisor that neither Franchisee (including, without limitation, any and all of its employees, directors, officers and other representatives), nor any of its affiliates or the funding sources for either is a person or entity designated with whom Franchisor, or any of its affiliates, are prohibited by law from transacting business.
NOTICES
     Any and all notices required or permitted under this Agreement shall be in writing and shall be personally delivered, sent by registered mail, or by other means which affords the sender evidence of delivery, or of rejected delivery, to the respective parties at the addresses shown on the signature page of this Agreement, unless and until a different address has been designated by written notice to the other party. Any notice by a means which affords the sender evidence of delivery, or rejected delivery, shall be deemed to have been given at the date and time of receipt or rejected delivery.
ENTIRE AGREEMENT
     This Agreement, the attachments hereto, and the documents referred to herein constitute the entire Agreement between Franchisor and Franchisee concerning the subject matter hereof, and supersede any prior agreements, no other representations having induced Franchisee to execute this Agreement. Except for those permitted to be made unilaterally by Franchisor hereunder, no amendment, change, or variance from this Agreement shall be binding on either party unless mutually agreed to by the parties and executed by their authorized officers or agents in writing.

SEVERABILITY AND CONSTRUCTION
     Severable Parts. Except as expressly provided to the contrary herein, each portion, section, part, term, and/or provision of this Agreement shall be considered severable; and if, for any reason, any section, part, term, and/or provision herein is determined to be invalid and contrary to, or in conflict with, any existing or future law or regulation by a court or agency having valid jurisdiction, such shall not impair the operation of, or have any other effect upon, such other portions, sections, parts, terms, and/or provisions of this Agreement as may remain otherwise intelligible; and the latter shall continue to be given full force and effect and bind the parties hereto; and said invalid portions, sections, parts, terms, and/or provisions shall be deemed not to be a part of this Agreement.
     Terms Surviving this Agreement. Any provision or covenant in this Agreement which expressly or by its nature imposes obligations beyond the expiration, termination or assignment of this Agreement (regardless of cause for termination), or assignment shall survive such expiration, termination.
     No Rights on Third Parties. Except as expressly provided to the contrary herein, nothing in this Agreement is intended, nor shall be deemed, to confer upon any person or legal entity other than Franchisee, Franchisor, officers, directors, shareholders, agents, and employees of Franchisor, and such successors and assigns of Franchisor as may be contemplated by Section 15 hereof, any rights or remedies under or by reason of this Agreement.
     Full Scope of Terms. Franchisee expressly agrees to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision hereof, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions hereof any portion or portions which a court or agency having valid jurisdiction may hold to be unreasonable and unenforceable in an unappealed final decision to which Franchisor is a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court or agency order.
     Franchisor’s Application of its Rights. Franchisor shall have the right to operate, develop and change the System in any manner that is not specifically precluded by this Agreement. Whenever Franchisor has reserved in this Agreement a right to take or withhold an action, or are deemed to have a right and/or discretion to take or withhold an action, or to grant or decline to grant Franchisee a right to take or omit an action, except as otherwise expressly and specifically provided in this Agreement, Franchisor may make its decision or exercise its rights, on the basis of the information readily available to Franchisor, and its judgment of what is in its best interests and/or in the best interests of the Franchisor’s franchise network, at the time its decision is made, without regard to whether: (i) other reasonable or even arguably preferable alternative decisions could have been made by Franchisor; (ii) the decision or action of Franchisor will promote its financial or other individual interest; (iii) Franchisor’s decision or the action it take applies differently to Franchisee and one or more other franchisees or Franchisor’s company-owed operations; or (iv) Franchisor’s decision or the exercise of its right or discretion is adverse to Franchisee’s interests. In the absence of an applicable statute, Franchisor will have no liability to Franchisee for any such decision or action. Franchisor and Franchisee intend that the exercise of Franchisor right or discretion will not be subject to limitation or review. If applicable law implies a covenant of good faith and fair dealing in this Agreement, Franchisor and Franchisee agree that such covenant shall not imply any rights or obligations that are inconsistent with a fair construction of the terms of this Agreement and that this Agreement grants Franchisor the right to make decisions, take actions and/or refrain from taking actions not inconsistent with Franchisee’s rights and obligations hereunder.
     Captions Only for Convenience. All captions in this Agreement are intended solely for the convenience of the parties, and none shall be deemed to affect the meaning or construction of any provision hereof.
APPLICABLE LAW AND DISPUTE RESOLUTION
     Governing Law. This Agreement takes effect upon its acceptance and execution by Franchisor, and shall be interpreted and construed under the laws of the state in which Franchisor has its headquarters at the time the action is commenced (the “HQ State”); provided, however, that nothing in this Section 27.1 is intended by the parties to subject this Agreement to any franchise or similar law, rule, or regulation of the HQ State or of any other state to which it would not otherwise be subject. In the event of any conflict of law, the laws of the HQ State shall prevail, without regard to, and without giving effect to, the HQ State’s application of its conflict of law rules.
     Non-Binding Mediation. Before any party may bring an action in court against the other, the parties must first meet to mediate the dispute (except as otherwise provided below). Any such mediation shall be non-binding and shall be conducted by the American Arbitration Association in accordance with its then-current rules for mediation of commercial disputes. Notwithstanding anything to the contrary, this Section 27.2 shall not bar either party from obtaining injunctive relief against threatened conduct that will cause it loss or damages, under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions, without having to engage in mediation. Mediation hereunder shall be concluded within forty five (45) days of Franchisee’s receipt of the notice specifying the designated mediator or such longer period as may be agreed upon by the parties in writing. All aspects of the mediation process shall be treated as confidential, shall not be disclosed to others, and shall not be offered or admissible in any other proceeding or legal action whatever. Franchisor and Franchisee shall each bear its own costs of mediation, and each shall bear one-half the cost of the mediator or mediation service.
     Litigation. Any legal action brought by Franchisee against Franchisor in any forum or court, whether federal or state, shall be brought only within the HQ State. Any legal action brought by Franchisor against Franchisee in any forum or court, whether federal or state, may be brought within the HQ State or in the state in which Franchisee is located. Franchisee hereby waives all questions of personal jurisdiction or venue for the purpose of carrying out this provision.
     No Rights Exclusive of Other Rights. No right or remedy conferred upon or reserved to Franchisor or Franchisee by this Agreement is intended to be, nor shall be deemed, exclusive of any other right or remedy provided herein or permitted by law or equity, but each shall be cumulative of every other right or remedy.
     Waiver of Jury Trial. Franchisor and Franchisee irrevocably waive trial by jury in any action, proceeding, or counterclaim, whether at law or in equity, brought by either of them against the other. Any and all claims and actions arising out of or relating to this Agreement, the relationship of Franchisee and Franchisor, or Franchisee’s operation of the Franchised Restaurant, brought by either party hereto against the other, whether in mediation, or a legal action, shall be commenced within two (2) years from the occurrence of the facts giving rise to such claim or action, or such claim or action shall be barred.
     Waiver of Punitive Damages. Franchisor and Franchisee hereby waive to the fullest extent permitted by law any right to or claim of any punitive or exemplary damages against the other.
     Injunctive Relief. Nothing herein contained shall bar the right of Franchisor to obtain injunctive relief against threatened conduct that will cause it loss or damages, including violations of the terms of Sections 9, 10, 11, 15, and 18 under the usual equity rules, including the applicable rules for obtaining restraining orders and preliminary injunctions.
ACKNOWLEDGMENTS
     Franchisee’s Investigation of the Business Possibilities. Franchisee acknowledges that it has conducted an independent investigation of the business of operating a Cosi Restaurant, and recognizes that the business venture contemplated by this Agreement involves business risks and that its success will be largely dependent upon the ability of Franchisee (or, if Franchisee is a corporation, partnership or limited liability company, the ability of its principals) as (an) independent businessperson(s). Franchisor expressly disclaims the making of, and Franchisee acknowledges that it has not received, any warranty or guarantee, express or implied, as to the potential volume, profits, or success of the business venture contemplated by this Agreement.
     Receipt of UFOC and Complete Agreement. Franchisee acknowledges that it received a complete copy of this Agreement, the attachments hereto, and agreements relating thereto, if any, at least five (5) business days prior to the date on which this Agreement was executed. Franchisee further acknowledges that it received the disclosure document required by the Trade Regulation Rule of the Federal Trade Commission entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” at least ten (10) business days prior to the date on which this Agreement was executed or any payment by Franchisee for the franchise rights granted under this Agreement.
     Franchisee Read the Agreement and Consulted. Franchisee acknowledges that it has read and understood this Agreement, the attachments hereto, and agreements relating thereto, if any, and that Franchisor has accorded Franchisee ample time and opportunity to consult with advisors of Franchisee’s own choosing about the potential benefits and risks of entering into this Agreement.
     Franchisee’s Responsibility for Operation of Business. Although Franchisor retains the right to establish and periodically modify System standards, which Franchisee has agreed to maintain in the operation of the Franchised Restaurant, Franchisee retains the right and sole responsibility for the day-to-day management and operation of the Franchised Restaurant and the implementation and maintenance of system standards at the Franchised Restaurant.
     No Conflicting Obligations. Each party represents and warrants to the others that there are no other agreements, court orders, or any other legal obligations that would preclude or in any manner restrict such party from: (a) negotiating and entering into this Agreement; (b) exercising its rights under this Agreement; and/or (c) fulfilling its responsibilities under this Agreement.
     Different Franchise Offerings to Others. Franchisee acknowledges and agrees that Franchisor may modify the offer of its franchises to other franchisees in any manner and at any time, which offers and agreements have or may have terms, conditions, and obligations that may differ from the terms, conditions, and obligations in this Agreement.

     Success Depends on Franchisee. Franchisee acknowledges that the success of the business venture contemplated under this Agreement is speculative and depends, to a large extent, upon Franchisee’s ability as an independent businessperson, his/her active participation in the daily affairs of the business, market conditions, area competition, availability of product, quality of services provided as well as other factors. Franchisor does not make any representation or warranty express or implied as to the potential success of the business venture contemplated hereby.
     No Guarantees. Franchisor expressly disclaims the making of, and Franchisee acknowledges that it has not received nor relied upon, any warranty or guaranty, express or implied, as to the revenues, profits or success of the business venture contemplated by this Agreement.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement in duplicate on the date first above written.

COSI, INC.
Franchisor
By:
Name:
Title:
Address for Notices:
Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, IL 60015
Telephone: (847) 597-8800
Fax: (847) 597-8884
Attn: Department of Franchising
With copy to:
Cosi, Inc.
1751 Lake Cook Road, 6th Floor
Deerfield, IL 60015
Telephone: (847) 597-8800
Fax: (847) 597-8884
Attn: Legal Department

Franchisee
By:
Name:
Title:
Address for Notices:

Telephone:
Fax:
Attn:

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT A
DATA SHEET
1.	The Approved Location for the Franchised Restaurant shall be (See Section 1.2).

2.	The Territory shall be (subject to the terms of the Agreement, including but not limited to Section 1.4 of the Agreement) as follows, and which Territory is reflected on the map attached to this Exhibit A: (check the appropriate box)

☐	The Franchised Restaurant is an urban location, and the Territory shall be the area within a radius of seven hundred fifty (750) feet of the Approved Location.

☐	The Franchised Restaurant is a suburban location, and the Territory shall be the area within a radius of one (1) mile of the Approved Location.
3.	Franchise Fee. The initial franchise fee shall be $ (See Section 4.1). The initial franchise fee is determined and payable as follows (check the appropriate set of boxes):

☐	If this Agreement is the first agreement executed by Franchisee and Franchisor relating to the Franchised Restaurant (i.e., neither a Site Selection Agreement or an Area Development Agreement relating to the Franchised Restaurant was signed):

☐	$40,000 paid upon execution of this Agreement if Franchisee was not an existing franchisee under the System prior to executing this Agreement; or

☐	$35,000.00, paid upon execution of this Agreement, if Franchisee was an existing franchisee under the System prior to executing this Agreement.

☐	If Franchisee and Franchisor executed a Site Selection Agreement relating to the Franchised Restaurant:

☐	$15,000 was paid as a Site Selection Fee under the Site Selection Agreement, and $25,000 was paid upon execution of this Agreement if Franchisee was not an existing franchisee under the System prior to executing this Agreement; or

☐	$15,000 was paid as a Site Selection Fee under the Site Selection Agreement, and $20,000 was paid upon execution of this Agreement, if Franchisee was an existing franchisee under the System prior to executing this Agreement.

☐	If this Agreement is executed pursuant to an Area Development Agreement, and is:

☐ For Franchisee’s first Cosi Restaurant, then $40,000 was paid upon execution of the Area Development Agreement as part of an area development fee and such amount is credited as full payment of initial franchise fee.

☐ For Franchisee’s second or later Cosi Restaurant, then $17,500 was paid as part of an area development fee and such amount is credited towards the initial franchise fee this Agreement, and $17,500 was paid upon the execution of this Agreement.

Initial:	Date:
Franchisee

Initial:	Date:
Cosi, Inc.

A-1

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT B
ADA CERTIFICATION
     Cosi, Inc. (“Franchisor”) and                                          (“Franchisee”) are parties to a franchise agreement dated                                          for the operation of a Cosi Restaurant at                                          (the “Franchised Restaurant”). In accordance with Section 5.3 of the Franchise Agreement, Franchisee certifies to Franchisor that, to the best of Franchisee’s knowledge, the Franchised Restaurant and its adjacent areas comply with all applicable federal, state and local accessibility laws, statutes, codes, rules, regulations and standards, including but not limited to the Americans with Disabilities Act. Franchisee acknowledges that it is an independent contractor and the requirement of this certification by Franchisee does not constitute ownership, control, leasing or operation of the Franchised Restaurant. Franchisee acknowledges that Franchisee has relied on the information contained in this certification. Furthermore, Franchisee acknowledge its obligation under this Franchise Agreement to indemnify Franchisee and the officers, directors, and employees of Franchisee in connection with any and all claims, losses, costs, expenses, liabilities, compliance costs, and damages incurred by the indemnified party(ies) as a result of any matters associated with Franchisee’s compliance with the Americans with Disabilities Act, as well as the costs, including attorneys’ fees, related to the same.

Franchisee

By:
Name:
Title:

B-1

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT C
LIST OF PRINCIPALS AND DESIGNATED PRINCIPAL
The following identifies all of Franchisee’s Principals (as defined in Section 6.1 of the Franchise Agreement:

Name of Principal	Address	Interest (%) with description

Total: 100%
FRANCHISEE’S DESIGNATED PRINCIPAL
The following identifies Franchisee’s Designated Principal (as defined in Section 8.3 of the Franchise Agreement:

	Address, telephone number,	Interest (%) (with
Name and Title	and e-mail address	description) if any

C-1

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT D
AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS
                                                                                                     (Name of Person or Legal Entity)
                                                                                                     (ID Number)
The undersigned depositor (“Depositor”) hereby authorizes Cosi, Inc. (“Franchisor”) to initiate debit entries and/or credit correction entries to the undersigned’s checking and/or savings account(s) indicated below and the depository designated below (“Depository”) (“Bank”) to debit or credit such account(s) pursuant to Franchisor’s instructions.

Depository	Branch

City	State	Zip Code

Bank Transit/ABA Number	Account Number

This authorization is to remain in full and force and effect until sixty days after Franchisor has received written notification from Franchisee of its termination.

Depositor
By:
Name:
Title:
Date:

D-1

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT E
GUARANTEE, INDEMNIFICATION, AND ACKNOWLEDGMENT
     As an inducement to Cosi, Inc. (“Franchisor”) to enter the Cosi, Inc. Franchise Agreement between Franchisor and                                                                                                       (“Franchisee”), dated                     , 200   (the “Agreement”), the undersigned, jointly and severally, hereby unconditionally guarantee to Franchisor and Franchisor’s successors and assigns that all of Franchisee’s monetary obligations under the Agreement will be punctually paid and performed and that all monetary obligations will be punctually paid and performed.
     Upon demand by Franchisor, the undersigned each hereby jointly and severally agree to immediately make each payment required of Franchisee under the Agreement and waive any right to require Franchisor to: (a) proceed against Franchisee for any payment required under the Agreement; (b) proceed against or exhaust any security from Franchisee; (c) pursue or exhaust any remedy, including any legal or equitable relief, against Franchisee; or (d) give notice of demand for payment by Franchisee. Without affecting the obligations of the undersigned under this Guarantee, Franchisor may, without notice to the undersigned, extend, modify, or release any indebtedness or obligation of Franchisee, or settle, adjust, or compromise any claims against Franchisee, and the undersigned each hereby jointly and severally waive notice of same and agree to remain and be bound by any and all such amendments and changes to the Agreement.
     The undersigned each hereby jointly and severally agree to defend, indemnify and hold Franchisor harmless against any and all losses, damages, liabilities, costs, and expenses (including, but not limited to, reasonable attorney’s fees, reasonable costs of financial and other investigation, court costs, and fees and expenses) resulting from, consisting of, or arising out of or in connection with any failure by Franchisee to perform any obligation of Franchisee under the Agreement, any amendment thereto, or any other agreement executed by Franchisee referred to therein.
     The undersigned each hereby jointly and severally acknowledge and expressly agree to be individually bound by all of the covenants contained in Sections 11, 15, 17, and 18 of the Agreement, and acknowledge and agree that this Guarantee does not grant the undersigned any right to use the “Cosi” marks or system licensed to Franchisee under the Agreement.
     This Guarantee shall terminate upon the termination or expiration of the Agreement, except that all obligations and liabilities of the undersigned which arose from events which occurred on or before the effective date of such termination shall remain in full force and effect until satisfied or discharged by the undersigned, and all covenants which by their terms continue in force after the expiration or termination of the Agreement shall remain in force according to their terms. Upon the death of an individual guarantor, the estate of such guarantor shall be bound by this Guarantee, but only for defaults and obligations hereunder existing at the time of death; and the obligations of the other guarantors will continue in full force and effect.
     Guarantor represents and warrants to Franchisor that neither Guarantor (including, without limitation, any and all of its employees, directors, officers and other representatives), nor any of its affiliates or the funding sources for either is a person or entity designated with whom Franchisor, or any of its affiliates, are prohibited by law from transacting business.
     Any and all notices required or permitted under this guarantee provision shall be in writing and shall be personally delivered, in the manner provided under Section 24 of this Agreement.
     Unless specifically stated otherwise, the terms used in this Guarantee shall have the same meaning as in the Agreement, and shall be interpreted and construed in accordance with Section 27 of the Agreement. This Guarantee shall be interpreted and construed under the laws of the State of Delaware. In the event of any conflict of law, the laws of the State of Delaware shall prevail (without regard to, and without giving effect to, the application of Delaware conflict of law rules).
     IN WITNESS WHEREOF, the undersigned has signed this guarantee provision as of the date of this Agreement.

GUARANTOR(S)

E-1

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT F — 1
CONFIDENTIALITY AND NON-COMPETE AGREEMENT
FOR FRANCHISEE’S PRINCIPALS AND EXECUTIVES
     THIS NON-DISCLOSURE AND NON-COMPETITION AGREEMENT (“Agreement”) is made this ___day of ___, 200___, by and between ___(“us” “we” “our” or the “Franchisee”), and ___, who is a Principal, member, partner, or officer of Franchisee (“you” or the “Member”).
Introduction
     Cosi, Inc. (the “Franchisor“) and its affiliates developed and own a format and system (the “System”) for establishing, operating, and licensing fast casual restaurants that specialize in Franchisor’s signature flatbread, sandwiches, soups, salads and gourmet coffee beverages. These businesses use Franchisor’s trade dress, System, and operate under the name “Cosi” and marks (each is referred to as a “Cosi Restaurant”).
Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Cosi Restaurant (the “Franchised Restaurant”) under the terms and conditions of the Franchise Agreement.
In connection with your ownership and position with Franchisee, you will be will be trained by us and/or you will learn of Franchisor’s confidential information and know-how concerning the methods of operation of a Cosi Restaurant and the System.
Now, therefore, it is agreed that as a consideration your relationship with Franchisee and the rights granted to Franchisee under the Franchise Agreement, you acknowledge and agree that you will comply with all of the following obligations:
1. Cosi Confidential Information. You agree that you will not, at any time (whether during or after the term of the Franchise Agreement or the time of your relationship with Franchisee), communicate or divulge Cosi Confidential Information to any Person, and that you will not use Cosi Confidential Information for your own benefit or for the benefit of any other Person.
2. Definitions. As used in this Agreement, the following terms are agreed to have the following meanings:
     a. The term “Cosi Confidential Information” means any information, knowledge, or know-how concerning the methods of operation of the Franchised Restaurant and the System that may you may learn of or that otherwise becomes known to you during the term of the Franchise Agreement or the time of your relationship with Franchisee (whether or not Franchisor or we have specifically designated that information as “confidential”). Cosi Confidential Information may include, among other things, operational, sales, promotional, marketing, and administrative methods, procedures, and techniques. However, Cosi Confidential Information does not include information that you can show came to your attention before it was disclosed to you by us or Franchisor; and Cosi Confidential Information also does not include information that, at or after the time when we or Franchisor disclosed it to you, is a part of the public domain through no act on your part or through publication or communication by other Persons who are lawfully entitled to publish or communicate that information.
     b. The term “Person” means any person, persons, partnership, entity, association, or corporation (other than the Franchisor or Franchisee).
     c. The term “Post-Term Period” means a continuous uninterrupted period of two years from the date of: (a) a transfer permitted under Section 15 of the Franchise Agreement; (b) expiration or termination of the Franchise Agreement (regardless of the cause for termination); (c) termination of your relationship with Franchisee for any reason; and/or (d) a final order of a court of competent jurisdiction enforcing of this Agreement.
3. Covenants Not to Compete.
     a. You understand and acknowledge that due to your relationship with us, you will receive valuable specialized training and access to Cosi Confidential Information.
     b. You covenant and agree that during the term of the Franchise Agreement, unless Franchisor gives you prior written approval, you shall not, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any Person:
i.	Divert or attempt to divert any current or potential business account or customer of the Franchised Restaurant (or of any Cosi Restaurant) to any Person, whether by direct or indirect suggestion, referral, inducement, or otherwise;

ii.	Do or perform, directly or indirectly, any act that might injure or be harmful to the goodwill associated with Franchisor and the System;

iii.	Employ or seek to employ any individual who is then employed by us, Franchisor, or employed by any of Franchisor’s franchisees, licensees, developers, or to otherwise directly or indirectly induce any such individual to leave his or her employment; and/or

iv.	Directly or indirectly for yourself or on behalf of, or in conjunction with any Person, own, maintain, operate, engage in, or have any interest in any business that is the same as or similar to the Franchised Restaurant.
     c. You covenant and agree that during the term Post-Term Period, unless Franchisor gives you its prior written approval, you shall not,

either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any Person:
i.	Own, maintain, operate, engage in, or have any interest in any business that is the same as or similar to the Franchised Restaurant, if that business is located (or if it is intended to be located) within the Territory or within a radius of seven hundred fifty (750) feet of any other Cosi Restaurant located in an urban area, or within a radius of one (1) mile of any other Cosi Restaurant located in an suburban area at that time; and/or.

ii.	Employ or seek to employ any individual who is then employed by us, Franchisor, or employed by any of Franchisor’s franchisees, licensees, developers, or to otherwise directly or indirectly induce any such individual to leave his or her employment.
4. Legal and Equitable Remedies. You understand, acknowledge, and agree that if you do not comply with the requirements of this Agreement, you will cause irreparable injury to Franchisor, and that:
     a. We will have the right to enforce this Agreement and any of its provisions by going to a court and obtaining an injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies that we may have for breach of this Agreement;
     b. You will not raise wrongful termination or other defenses to the enforcement of this Agreement (although you will have the right to raise those issues in a separate legal action); and
     c. You must reimburse Franchisor for any court costs and reasonable attorney’s fees that Franchisor incurs as a result of your violation of this Agreement and having to go to court to seek enforcement.
5. Severability. Each of the provisions of this Agreement may be considered severable from the others. If a court should find that we or Franchisor may not enforce a clause in this Agreement as written, but the court would allow us or Franchisor to enforce that clause in a way that is less burdensome to you, then you agree that you will comply with the court’s less-restrictive interpretation of that clause.
6. Delay. No delay or failure by us or Franchisor to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that right or any other right set out in this Agreement. No waiver of any violation of any terms and provisions of this Agreement shall be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.
7. Third-Party Beneficiary. You acknowledge and agree that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with Franchisee.
     IN WITNESS WHEREOF, Member has read and understands the terms of this Agreement, and voluntarily signed this Agreement on this                      day of                                         , 200  .
MEMBER

Signature:

Printed Name:

COSI, INC.
FRANCHISE AGREEMENT
EXHIBIT F — 2
CONFIDENTIALITY AND NON-COMPETE
FOR FRANCHISEE’S EMPLOYEES
     THIS NON-DISCLOSURE AND NON-COMPETITION AGREEMENT (“Agreement”) is made this ___day of ___, 200___, by and between ___(“us” “we” “our” or the “Franchisee”), and ___, an employee of Franchisee (“you” or the “Employee”).
Introduction
     Cosi, Inc. (the “Franchisor“) and its affiliates developed and own a format and system (the “System”) for establishing, operating, and licensing fast casual restaurants that specialize in Franchisor’s signature flatbread, sandwiches, soups, salads and gourmet coffee beverages. These businesses use Franchisor’s trade dress, System, and operate under the name “Cosi” and marks (each is referred to as a “Cosi Restaurant”).
     Franchisor and Franchisee have executed a Franchise Agreement (“Franchise Agreement”) granting Franchisee the right to operate a Cosi Restaurant (the “Franchised Restaurant”) under the terms and conditions of the Franchise Agreement.
     In connection with starting or continuing your employment with Franchisee, you will be will be trained by us and you will learn of Franchisor’s confidential information and know-how concerning the methods of operation of a Cosi Restaurant and the System.
     Now, therefore, it is agreed that as a consideration of starting or continuing your employment, as a condition to your employment and the compensation that we have paid to you (and/or will pay you after today), you acknowledge and agree that you will comply with all of the following obligations:
1. Cosi Confidential Information. You agree that you will not, at any time (whether during or after your time of employment with us), communicate or divulge Cosi Confidential Information to any Person, and that you will not use Cosi Confidential Information for your own benefit or for the benefit of any other Person.
2. Definitions. As used in this Agreement, the following terms are agreed to have the following meanings:
     a. The term “Cosi Confidential Information” means any information, knowledge, or know-how concerning the methods of operation of the Franchised Restaurant and the System that may you may learn of or that otherwise becomes known to you during the time of your employment with us (whether or not the Franchisor or we have specifically designated that information as “confidential”). Cosi Confidential Information may include, among other things, operational, sales, promotional, marketing, and administrative methods, procedures, and techniques. However, Cosi Confidential Information does not include information that you can show came to your attention before it was disclosed to you by us or Franchisor; and Cosi Confidential Information also does not include information that, at or after the time when we disclosed it to you, is a part of the public domain through no act on your part or through publication or communication by other Persons who are lawfully entitled to publish or communicate that information.
     b. The term “Person” means any person, persons, partnership, entity, association, or corporation (other than the Company or Franchisor).
     c. The term “Post-Term Period” means a continuous uninterrupted period of (check as applicable) # one (1) year if you are a manager or perform managerial responsibilities, or # six (6) months a non-managerial employee from the date of: (a) termination of your employment with us for any reason; and/or (b) a final order of a court of competent jurisdiction enforcing of this Agreement.
3. Covenants Not to Compete.
     a. You understand and acknowledge that due to your employment with us, you will receive valuable specialized training and access to Cosi Confidential Information.
     b. You covenant and agree that during the term of your employment, unless Franchisor gives you its prior written approval, you shall not, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any Person:
i.	Divert or attempt to divert any current or potential business account or customer of the Franchised Restaurant (or of any Cosi Restaurant) to any Person, whether by direct or indirect suggestion, referral, inducement, or otherwise;

ii.	Do or perform, directly or indirectly, any act that might injure or be harmful to the goodwill associated with Franchisor and the System;

iii.	Employ or seek to employ any individual who is then employed by us, or employed by Franchisor or any of Franchisor’s franchisees, licensees, developers, or to otherwise directly or indirectly induce any such individual to leave his or her employment; and/or

iv.	Directly or indirectly for yourself or on behalf of, or in conjunction with any Person, own, maintain, operate, engage in, or have any interest in any business that is the same as or similar to the Franchised Restaurant.
     c. You covenant and agree that during the term Post-Term Period, unless Franchisor gives you its prior written approval, you shall not, either directly or indirectly, for yourself, or through, on behalf of, or in conjunction with any Person:
i.	Own, maintain, operate, engage in, or have any interest in any business that is the same as or similar to the Franchised Restaurant, if that business is located (or if it is intended to be located) within a radius of seven hundred fifty (750) feet of any other Cosi Restaurant located in an urban area, or within a radius of one (1) mile of any other Cosi Restaurant located in an suburban area at that time; and/or;

ii.	Employ or seek to employ any individual who is then employed by us, Franchisor, or by any of Franchisor’s franchisees, licensees, developers, or to otherwise directly or indirectly induce any such individual to leave his or her employment.
4. Legal and Equitable Remedies. You understand, acknowledge, and agree that if you do not comply with the requirements of this Agreement, you will cause irreparable injury to Franchisor, and that:
     a. We will have the right to enforce this Agreement and any of its provisions by going to a court and obtaining an injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies that we may have for breach of this Agreement;
     b. You will not raise wrongful termination or other defenses to the enforcement of this Agreement (although you will have the right to raise those issues in a separate legal action); and
     c. You must reimburse Franchisor for any court costs and reasonable attorney’s fees that Franchisor incurs as a result of your violation of this Agreement and having to go to court to seek enforcement.
5. Severability. Each of the provisions of this Agreement may be considered severable from the others. If a court should find that we or Franchisor may not enforce a clause in this Agreement as written, but the court would allow us or Franchisor to enforce that clause in a way that is less burdensome to you, then you agree that you will comply with the court’s less-restrictive interpretation of that clause.
6. Delay. No delay or failure by us or Franchisor to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that right or any other right set out in this Agreement. No waiver of any violation of any terms and provisions of this Agreement shall be construed as a waiver of any succeeding violation of the same or any other provision of this Agreement.
7. Third-Party Beneficiary. You acknowledge and agree that Franchisor is an intended third-party beneficiary of this Agreement with the right to enforce it, independently or jointly with us.
IN WITNESS WHEREOF, Employee has read and understands the terms of this Agreement, and voluntarily signed this Agreement on this                      day of                                         , 200___.
EMPLOYEE

Signature:

Printed Name: